As filed with the Securities and Exchange Commission on April 23, 1999
                                                     Registration No. 333-______
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     FIRST NATIONAL COMMUNITY BANCORP, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)


         Pennsylvania                           6021                        23-2900790
-------------------------------    ----------------------------         -------------------
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)     Classification Code Number)         Identification No.)

                           William S. Lance, Treasurer

               First National                      FIRST NATIONAL COMMUNITY
          Community Bancorp, Inc.                        BANCORP, INC.
          102 East Drinker Street                  102 East Drinker Street
        Dunmore, Pennsylvania 18512              Dunmore, Pennsylvania 18512
                (570) 346-7667                        (570) 346-7667
      -----------------------------------       ----------------------------
        (Address, including ZIP Code,        (Name, address, including ZIP Code,
     and telephone number, including area      and telephone number, including
       code, of registrant's principal         area code, of agent for service)
             executive offices)



                                 With A Copy To:
                          Nicholas Bybel, Jr., Esquire
                            B. Tyler Lincoln, Esquire
                             Shumaker Williams, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                            Telephone: (717) 763-1121

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement become effective.

         If any the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
Title of Each                       Amount           Proposed Maximum           Proposed Maximum       Amount of
Class of Securities                  to be            Offering Price               Aggregate         Registration
Being Registered                  Registered            Per Unit                 Offering Price           Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.25
per share.......................    250,000             $41.00(7)                  $10,250,000         $2,849.50
------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c), solely for the purpose of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine
--------------------------------------------------------------------------------

         Information contained in this registration statement is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell or accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy nor shall we sell these securities in any State in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the State.

Subject to Completion

                                   Prospectus

                     FIRST NATIONAL COMMUNITY BANCORP, INC.
               1999 Dividend Reinvestment and Stock Purchase Plan
                         250,000 Shares of Common Stock
                              Trading Symbol: FNCB



         This Prospectus relates to 250,000 shares of common stock of First National Community Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512, telephone number: (570) 346-7667 that the company may issue, from time to time, under the First National Community Bancorp, Inc. 1999 Dividend Reinvestment and Stock Purchase Plan. Please keep this proxy statement for future use.

         See "Risk Factors" beginning on page __ for information that prospective participants in the Dividend Reinvestment Plan should consider before joining the plan.

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is a criminal offense.

         The shares of common stock offered in this proxy statement are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

         No person has been authorized to give any information or to make any representation not contained in this proxy statement, and if given or made, any information or representation should not be relied upon as having been authorized. This proxy statement does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this proxy statement, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this proxy statement nor any distribution of the securities to which this proxy statement relates shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date set forth below.

                   The date of this Prospectus is May __, 1999

                                TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                                ----
SUMMARY...........................................................................................................1
         General..................................................................................................1
         The Company..............................................................................................2
         Administration of the Plan...............................................................................2
         Eligibility..............................................................................................2
         Purchases................................................................................................2
         Reports..................................................................................................2
         Withdrawal of Participation..............................................................................3
         Withdrawal of Shares.....................................................................................3

RISK FACTORS......................................................................................................5
         Limited History of Profitability; Dependence on Subsidiary Bank..........................................5
         The Banking Industry is Highly Competitive...............................................................5
         Sensitivity to General Economic Conditions and Other Similar Factors.....................................6
         Potential Impact of Change in Interest Rates.............................................................6
         Allowance for Loan Losses may not always be adequate.....................................................6
         Changes in Real Estate Values may have adverse impact on Loans secured by Real Estate.......................................................................................7
         Regulations that protect Depositors may adversely affect Shareholders....................................7
         Year 2000 Considerations.................................................................................7
         Lack of Trading Market...................................................................................8
         Limitations on Payment of Dividends......................................................................8
         Anti-Takeover Measures...................................................................................8

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.....................................................................9
         Purpose  ................................................................................................9
         Advantages...............................................................................................9
         Administration...........................................................................................9
         Participation...........................................................................................10
         Purchases...............................................................................................11
         Voluntary Cash Payments.................................................................................12
         Reports to Participants.................................................................................13
         Share Certificates; Safekeeping.........................................................................14
         Withdrawal of Shares in Plan Accounts...................................................................14
         Termination of Participation in Dividend Reinvestment Plan..............................................15
         Federal Tax Information.................................................................................16
                  Reinvestment Dividends.........................................................................16
                  Voluntary Cash Payments........................................................................16


                                        i



                  Brokerage Commissions..........................................................................16
                  Additional Information.........................................................................16
         Other Information.......................................................................................17

MARKET PRICES AND DIVIDENDS......................................................................................19

USE OF PROCEEDS..................................................................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
   CONDITION AND RESULTS OF OPERATION............................................................................21

BUSINESS ........................................................................................................38
         The Company.............................................................................................38
         The Bank ...............................................................................................38
         Competition.............................................................................................39

SUPERVISION AND REGULATION.......................................................................................40
         Securities Regulation...................................................................................40
         Adequacy Guidelines.....................................................................................41
         Prompt Corrective Action Rules..........................................................................41
         Regulatory Restrictions on Dividends....................................................................42
         FDIC Insurance Assessments..............................................................................42
         New Legislation.........................................................................................43
         Interstate Banking......................................................................................43
         Employees...............................................................................................43
         Properties..............................................................................................44
         Legal Proceedings.......................................................................................44

MANAGEMENT.......................................................................................................45
         Family Relationships....................................................................................46
         The Board of Directors..................................................................................47
         Compensation of Directors...............................................................................47
         Compensation Committee Interlocks and Insider Participation.............................................48
         Employment Agreements...................................................................................48

COMPENSATION COMMITTEE REPORT....................................................................................49
         Board of Directors Report on Executive Compensation.....................................................49

PERFORMANCE GRAPH................................................................................................52

BENEFICIAL OWNERSHIPS OF SHARES..................................................................................53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................54


                                                        ii



         Indebtedness of Management..............................................................................54

DESCRIPTION OF SECURITIES........................................................................................54
         Common Stock............................................................................................54
         Legal Opinion...........................................................................................55
         Anti-Takeover Provision.................................................................................55

LEGAL MATTERS....................................................................................................61

EXPERTS  ........................................................................................................61

AVAILABLE INFORMATION............................................................................................61


                                     SUMMARY

General

         First National Community Bancorp, Inc. has filed a Registration Statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission to register securities offered by this prospectus under the terms of the company's 1999 Dividend Reinvestment and Stock Purchase Plan. The plan offers the company's shareholders an opportunity to automatically reinvest their cash dividends in shares of the company's common stock. The plan also provides participating shareholders with a convenient and economical way to voluntarily purchase additional shares of common stock through voluntary cash payments of between $100 and $2,500 per calendar quarter.

         The plan administrator will automatically reinvest cash dividends on shares registered in a participant's name or that are kept in a participant's account under the plan in additional shares of common stock. The administrator will purchase shares directly from the company, in the open market, or in negotiated transactions. Participating shareholders will receive a 5% discount for shares they purchase through the plan. The purchase price of the shares purchased from the company will be the fair market value per share on the date of purchase, less the 5% discount. The purchase price of shares purchased in the open market or in negotiated transactions will be the weighted average of the prices actually paid for the shares, excluding all fees, brokerage commissions and expenses, less the 5% discount. Shareholders who do not elect to participate in the plan will receive dividends, as declared and paid, by check or advice of credit to their account.

         The plan does not represent a change in the company's dividend policy or a guarantee of future dividends. The Board's declaration of dividends continues to depend on earnings, financial requirements and other factors. Any holder of record of common stock is eligible to participate in the plan. We recommend that beneficial owners interested in participating in the plan directly through brokers or nominee shareholders contact their brokers or nominee holders to determine whether and to what extent indirect participation is available to them.

         An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form. Participants bear the risk of loss, and receive the benefit of gain, occurring by reason of fluctuations in the market price of the common stock held in the participants plan account. The following summary is qualified in its entirety by, and subject to, the more detailed information and financial statements and the notes the financial statements included in this prospectus. We encourage each investor to read this entire prospectus. Investors should carefully consider the information discussed under the caption "Risk Factors."

The Company

         First National Community Bancorp, Inc. is a one-bank holding company, incorporated on February 4, 1997, and headquartered in Dunmore, Pennsylvania. The company became a bank holding company on July 1, 1998, when it acquired all of the outstanding shares of First National Community Bank. Through its sole, wholly-owned subsidiary, First National Community Bank, the company is primarily engaged in commercial and retail banking services and in related businesses.

         The principal executive offices of the bank and First National Community Bancorp, Inc. are located at 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491, and the telephone number is (570) 346-7667.

Administration of the Plan

          Registrar and Transfer Company will administer the plan. Registrar and Transfer Company is also First National Community's stock transfer agent. The administrator, among other things, keeps the records and sends detailed statements of account to participants.

Eligibility

         Generally, all record and beneficial owners are eligible to participate in the plan. An eligible shareholder may join the plan by completing and signing an authorization form appointing Registrar and Transfer Company as his or her agent to reinvest the dividends paid on some or on all shares of common stock.

Purchases

         The number of shares purchased on each dividend payment date depends upon a number of factors including:

          o    the amount of dividends payable on shares in the plan;

          o    voluntary cash investments made by investors; and

          o    the purchase price of the common stock for the payment period.

Reports

         The administrator will send each participant a statement of account after each dividend payment date. The statement will describe cash dividends and voluntary cash investments received, the number of shares purchased, the price per share and the total number of shares accumulated under the plan.

Withdrawal of Participation

         A participant may withdraw participation under the plan by sending written notice to the administrator. The administrator will issue a certificate for whole shares credited to the participant's account and a check representing the value of any fractional shares based on the then current market value per share of the company's common stock.

Withdrawal of Shares

         A participant may withdraw some or all of the shares credited to his or her account by completing a withdrawal notification specifying the number of shares to be withdrawn. A participant may also request that the administrator sell shares withdrawn from his or her account. If selling shares, participants are responsible for fees, brokerage commissions, and service charges incurred in connection with the sale.


                                 END OF SUMMARY

                         SELECTED FINANCIAL INFORMATION

Please read the following selected financial data in conjunction with the company's consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)



For Years Ended December 31,                       1998           1997         1996          1995          1994
----------------------------                       ----           ----         ----          ----          ----
Total assets                                    $  483,385    $  428,335    $  372,438    $  318,026    $  269,679
Interest-bearing balances
  with financial institutions                   $    2,478    $    1,586    $    2,771    $      775    $    2,754
Securities                                      $  131,830    $  121,367    $   82,476    $   69,408    $   55,403
Net loans                                       $  324,610    $  280,731    $  259,880    $  229,643    $  193,254
Total deposits                                  $  380,039    $  345,668    $  320,968    $  275,739    $  236,864
Stockholders' equity                            $   34,679    $   31,580    $   27,631    $   25,547    $   17,117
Net interest income before
  provision for credit losses                   $   15,445    $   14,580    $   12,765    $   11,286    $    9,882
Provision for credit losses                     $      920    $    1,110    $      820    $      796    $      700
Other income                                    $    1,583    $    1,628    $    1,099    $      921    $      925
Other expenses                                  $    9,423    $    8,839    $    7,904    $    7,097    $    6,369
Income before income taxes                      $    6,685    $    6,259    $    5,140    $    4,314    $    3,738
Provision for income taxes                      $    1,578    $    1,616    $    1,265    $    1,100    $      888
Net income                                      $    5,107    $    4,643    $    3,875    $    3,214    $    2,850
Cash dividends paid                             $    1,703    $    1,396    $    1,178    $      887    $      780
Per share data:
Net income (1)                                  $     2.13    $     1.94    $     1.62    $     1.52    $     1.39
Cash dividends (2)                              $     0.71    $     0.58    $     0.49    $     0.41    $     0.38
Book value (1)(3)                               $    14.46    $    13.17    $    11.52    $    12.08    $     8.35
Weighted average number
  of shares outstanding                          2,398,360     2,398,360     2,398,360     2,114,192     2,050,960
PERFORMANCE RATIOS
Return on assets                                      1.13%         1.16%         1.13%         1.08%         1.16%
Return on equity                                     15.29%        15.85%        14.83%        16.29%        16.51%
Net interest margin on average
   earning assets                                     3.84%         4.09%         4.25%         4.19%         4.48%
Efficiency (non-interest expense/net interest
   income + non-interest income)                     51.89%        50.77%        53.25%        54.76%        55.66%
LIQUIDITY AND CAPITAL RATIOS
Shareholders' equity (% assets)                       7.17%         7.37%         7.42%         8.03%         6.35%
Risk based:
  Tier I Capital                                     10.19%        10.94%        10.27%        10.88%         9.93%
  Total Capital                                      11.45%        12.19%        11.46%        12.12%        11.13%
Dividends (% net income)                             33.35%        30.06%        30.40%        27.60%        27.36%
Loans to deposits                                    85.41%        81.21%        80.97%        83.28%        81.59%
ASSETS QUALITY RATIOS
Allowance for credit losses to net loans              1.30%         1.27%         1.20%         1.20%         1.15%
Allowance for credit losses to non-performing
 loans                                                 330%          253%          297%          157%           83%
Net charge-offs to average total loans                 .09%          .24%          .18%          .12%          .28%



(1) Earnings per share and book value per share are calculated based on the weighted average number of shares outstanding during each year, after giving retroactive effect to the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.

(2) Cash dividends per share have been restated to reflect the retroactive effect of the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.

(3) Reflects the effect of SFAS No. 115 in the amount of $791,000 in 1998, $1,097,000 in 1997, $384,000 in 1996, $991,000 in 1995 and $(1,558,000) in
     1994.

                                  RISK FACTORS

         In addition to certain historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements relating to the company's plans, objectives, expectations and intentions. The company's actual results may differ materially from those discussed.

         Before you invest in First National Community's common stock or participate in the dividend reinvestment plan, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide whether to participate in the dividend reinvestment plan.

Limited History of Profitability; Dependence on Subsidiary Bank

         First National Community's sole business activity for the foreseeable future is to act as the holding company for First National Community Bank; therefore, the profitability of First National Community is dependent on the results of the operations of First National Community Bank. Adverse results or events at the bank would have a significant impact on First National Community's results of operations and financial condition. Although First National Community's operations have been profitable, we can not assure you that the company will be as profitable or profitable at all in the future. Among many factors that could adversely affect First National Community's financial performance are government regulation, increased competition, and unfavorable economic conditions.

The Banking Industry is Highly Competitive

         First National Community Bank competes with other banking institutions on the basis of service, convenience and to some extent, price. Changes in laws and regulations and consumer demands foster added competition for other financial non-bank entities that are now offering products similar to those traditionally offered by banks. In general, the banking industry is highly competitive and competition from bank and nonbank organizations is expected to continue. Our market is particularly competitive for both deposits and lending opportunities. In our market area, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other nonbank competitors. As a result of this competition, we may have to increase the rate of interest that we pay on deposits. This would increase the bank's cost of money and our net earnings might be reduced. Some of our competitors have greater financial and other resources and greater lending limits than we have, and may offer services that we do not provide at this time. However, our management believes that the market is rich with opportunity to provide individualized, custom banking products and services that larger, impersonal institutions cannot easily provide. Recent acquisitions of smaller banks by larger institutions enhance this opportunity, as customers look for more personalized service. We call this concept "niche" banking, and feel that it will enable us to capture our share of the professional market, entrepreneur and small to medium size business commercial businesses, while still providing banking services to all customers. Our profitability depends upon our ability to compete in this market area. We cannot now predict to what extent competition may adversely affect the company's financial condition and operating results.

Sensitivity to General Economic Conditions and Other Similar Factors

         In addition, general economic conditions impact the banking industry. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the area in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on the company's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of First National Community's common stock.

Potential Impact of Change in Interest Rates

         Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rates levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

Allowance for Loan Losses may not always be adequate

         Experience in the banking industry indicates that a portion of our loans will become delinquent. Some of these loans will require partial or entire charge-off. Despite our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and problems affecting the credit of the borrower. We determine the adequacy of our allowance of loan losses by considering various factors, including:

          o an analysis of the risk characteristics of various classifications of loans;
          o    previous loan loss experience;
          o    specific loans that would have loan loss potential;

          o    delinquency trends;
          o    estimated fair value of the underlying collateral;
          o    current economic conditions;
          o    the view of our regulators; and
          o    geographic and industry loan concentration.

Despite these considerations, however, our allowance for loan losses may not be adequate if delinquency levels increase as a result of adverse general economic conditions. We cannot assure you that our allowance for loan losses will be adequate to cover actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future.

Changes in Real Estate Values may have adverse impact on Loans secured by Real Estate

         A significant portion of the company's loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Northeastern Pennsylvania. Real estate values and real estate markets generally are effected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loan to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Pennsylvania, the value of the real estate collateral securing the bank's loans could be reduced. This reduction in the value of the collateral would increase the number of nonperforming loans and could have a material negative impact on our financial performance. Additionally, First National Community has increased its level of commercial real estate loans, which are considered to involve a higher degree of credit risk than that of the one-to-four family residential loans.

Regulations that protect Depositors may adversely affect Shareholders

         A number of Federal and Pennsylvania statutes and regulations affecting financial institutions apply to First National Community Bancorp, Inc. and First National Community Bank. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulation may have in the future.

Year 2000 Considerations

         Many businesses, including financial institutions like First National Community Bancorp, Inc., would face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the Year 2000. The concern is that many software programs, systems and embedded chips can only distinguish the final two digits of the year entered and may read entries for the Year 2000 as the Year 1900, resulting in these automated systems malfunctioning or stopping completely. Given our reliance on data processing systems to maintain customer balances, service customer accounts and to perform other record keeping and service oriented functions associated with our business, the occurrence of "Year 2000 Problems" if any were to develop, could have a material impact on the company's results of operation, liquidity and financial condition. We cannot assure you, however, that First National Community Bancorp, Inc. and First National Community Bank will not be adversely affected by the failure of third party vendors or significant customers to become Year 2000 compliant.

Lack of Trading Market

         There is a very limited public market for the common stock of First National Community Bancorp, Inc. We cannot assure you that a more active trading market will develop.

Limitations on Payment of Dividends

         First National Community's principal business operations are conducted through the bank and therefore, cash available to pay dividends or dividends eligible for reinvestment under the plan are derived from dividends paid to the holding company, by the bank. The bank's ability to pay dividends to First National Community and First National Community's ability to pay dividends to shareholders are also subject to and limited by certain legal and regulatory restrictions.

Anti-Takeover Measures

         The Articles of Incorporation and By-laws of First National Community Bancorp, Inc. contain certain provisions that enhance the ability of the Board of Directors to deal with attempts to acquire control of First National Community. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to First National Community. While these provisions may provide flexibility in connection with acquisitions and other corporate purposes, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The First National Community Bancorp, Inc. 1999 Dividend Reinvestment and Stock Purchase Plan follows. We present the plan in a question and answer format. Shareholders who do not chose to participate in the plan will continue to receive cash dividend payments, if and when dividends are declared and paid.

Purpose

1. What is the purpose of the plan?

         The plan provides shareholders with a convenient and economical method of investing cash dividends and voluntary cash payments to purchase additional shares. Participants pay no brokerage commissions or service charges when they acquire additional shares of common stock through the plan.

Advantages

2. What are the advantages of the Dividend Reinvestment Plan?

         Shareholders may:

          o Reinvest cash dividends and invest voluntary cash payments in additional shares of common stock at a 5% discount, without paying service charges or brokerage commissions;

          o Invest the full amount of all dividends in shares of common stock including fractional shares, which also earn dividends under the plan;

          o Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and

          o Regularly receive a detailed statement of account transactions in book entry form.

Administration

3. Who administers the plan for participants?

         Registrar and Transfer Company is the plan administrator and will act as the agent for the participants. As agent for participants, the administrator will:

          o hold shares in the name of its nominee as agent for plan participants;

          o    keep and maintain records;
          o    provide detailed statements of account to participants; and
          o    perform other duties related to the plan.

         Any notices, questions, or other communications relating to the plan should include the participant's account number and tax identification number and should be addressed to:

                         Registrar and Transfer Company
                        Attention: Dividend Reinvestment
                                10 Commerce Drive
                           Cranford, New Jersey 07016
                                 (800) 368-5948

         In the event that the plan administrator resigns or ceases to act as the agent, First National Community will make other arrangements, as it deems appropriate, for the administration of the plan. The company may replace the administrator as the agent at any time.

Participation

4. Who is eligible to participate?

         All common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all or any portion of their shares. Record holders of common stock are eligible to participate in the plan directly. Beneficial owners of the common stock, whose shares are registered in names other than their own (e.g., in the name of a broker, bank nominee or trustee), must either become shareholders of record by having all or portion of their shares transferred into their own names. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful under state or local securities or "blue sky" laws for the company to permit their participation.

5. How does an eligible shareholder become a participant?

         All eligible shareholders may join the plan at any time by completing and signing the accompanying authorization form and returning it to the administrator. Additional authorization forms may be obtained from First National Community Bancorp, Inc. or Registrar and Transfer Company.

6. What does the authorization form provide?

         The authorization form appoints the administrator as the agent to reinvest dividends on some or all shares registered under the plan, and to purchase additional shares with voluntary cash investments.

7. When may a shareholder join the plan?

         A shareholder may join the plan at any time. If the administrator receives a properly completed authorization form at least 5 business days before a dividend record date, the administrator will reinvest the dividends payable on that date. Historically, the Board of Directors has declared and paid dividends on a quarterly basis. The Board of Directors reserves the right to change the dividend record and payment dates.

8. Is partial participation possible under the plan?

         Yes. Shareholders may register all or any portion of their shares in the plan.

9. Is the right to participate in the plan transferable?

         No. The right to participate in the plan is not transferable. A shareholder, participating in the plan, continues as a participant until the plan is terminated or until the shareholder gives notice of withdrawal or termination to the administrator.

Purchases

10. What is the source for shares of common stock purchased under the plan?

         The administrator purchases shares at the company's discretion, directly from First National Community, in the open market, in negotiated transactions, or using a combination of these methods.

11. How many shares of common stock will the administrator purchase for a participant under the plan?

         The number of shares depends on:

          o    the amount of dividends to be reinvested;
          o    the amount of any voluntary cash investment; and
          o    the applicable purchase price of the common stock.

         The administrator will credit each participant's account with that number of shares, including any fractional shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price. All dividends on shares held in a participant's account, whether purchased through dividend reinvestment or voluntary cash investment, are automatically reinvested in additional shares of common stock.

12. When will shares of common stock be purchased for a participant under the plan?

         The administrator will use cash dividends and voluntary cash investments to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 business days after the payment date.

13. At what price will shares of Common Stock be purchased under the Plan?

         When the administrator purchases shares of common stock from the company, the purchase price will be the fair market value of the common stock on the relevant date, less a 5% discount. The fair market value of the common stock is determined by averaging the "daily average trades" for the 10 trading days preceding the payment date, as reported by one or more brokerage firms selected by First National Community that make a market in First National Community's common stock.

         In the event that there were no trades, or an insufficient number of trades (generally less than 500 shares) upon which to form a basis to determine fair market value within the 10 trading days, then the fair market value of the common stock may be determined by reference to other factors that the Board of First National Community deems appropriate. These factors may include, but are not limited to, in First National Community's sole discretion:

          o average trades reported by market makers on dates that are recent but are prior to the 10 trading day period immediately preceding the investment date;
          o prices at which the stock is known to have been traded in recent transactions;
          o a multiple of First National Community's book value per share that First National Community believes is consistent with the multiple of trading prices of companies similar to First National Community but whose stock is more readily traded and quoted in the public markets; and
          o a multiple of First National Community's annualized earnings per share.

When the administrator purchases shares of common stock in the open market or in negotiated transactions, the purchase price will be the weighted average of the prices actually paid for shares purchased for the relevant date, excluding all fees, brokerage commissions and expenses, less the 5% discount.

Voluntary Cash Payments

14. Who is eligible to make voluntary cash investments?

         All shareholders who elect to have dividends reinvested under the plan may also elect to make voluntary cash payments.

15. What are the timing requirements and other limitations on voluntary cash payments?

         The plan administrator must receive voluntary cash payments not more than 30 or less 5 business days prior to the dividend payment date. The administrator will return voluntary cash payments received too early or too late to the participant. Voluntary cash payments may not be less than $100 per calendar quarter or total more than $2,500 in any calendar quarter. First National Community reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of an eligible participant.

16. How does the voluntary cash payment option work?

         To make a voluntary cash payment a participant encloses a check or money order to the plan administrator with a completed payment form which is sent with each statement of account. Participants make checks and money orders payable to "Registrar and Transfer, Plan Administrator." Participants should include their social security number or taxpayer identification number and account number on the check.

         The plan administrator will apply any voluntary cash payments received within the permissible time period to the purchase of shares of common stock on the upcoming investment date. The price is determined in accordance with provisions of the plan. Voluntary cash payments made by check or other draft must clear prior to the investment date. The plan administrator will promptly send an acknowledgment to participants confirming that the plan administrator has received the funds in time for investment on a particular investment date. A participant may obtain the return of any voluntary cash payment, if the plan administrator receives the request for return two business days prior to the dividend payment date. We do not pay interest on voluntary cash payments.

Reports to Participants

17. What kind of reports will be sent to participants in the plan?

         Each participant in the plan receives a statement of account subsequent to each dividend payment date describing cash dividends and voluntary cash investments received, the number of shares purchased, the price per share and total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis. Participants should retain the statements for income tax purposes. Participants will also receive First National Community's annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates; Safekeeping

18. Will the plan administrator issue certificates for shares of common stock purchased?

         Unless requested in writing by a participant, the plan administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant's account under the plan will be shown on the participant's periodic statements of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The plan administrator will issue certificates for whole shares withdrawn from the plan. All certificates delivered for safekeeping must be enrolled in the plan. The plan administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the plan administrator; upon withdrawal, the plan administrator will cancel the plan administrator's certificates and issue new certificates in the name of the participant.

19. In whose name will certificates be registered when issued to participants?

         Unless the participant directs otherwise, upon withdrawal from the plan, the plan administrator will issue shares in the name in which the participant maintains the dividend reinvestment account. If a participant requests that a certificate be issued in a different name, the request must bear the participant's own signature. If the account is registered in multiple names, all signatures must appear on the request. In both cases, a financial institution or broker or dealer must guarantee the signature(s). Upon a participant's death, the plan administrator will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20. How may participants withdraw shares purchased under the plan?

         Participants may withdraw all or any portion of the shares credited to their account by completing the withdrawal notification information set forth on the reverse side of their account statement and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the plan administrator at the address provided on the account statement. The plan administrator will register certificates for whole shares so withdrawn in the name of the participant. If the administrator receives any request for withdrawal of shares credited to a participant's account less than 5 business days before the record date, the administrator will not effect the withdrawal until after the dividends are reinvested and the shares are credited to the participant's account. The administrator will effect any other request for withdrawal of a portion of the shares credited to a participant's account upon receipt of the request by the plan administrator. The administrator will continue to reinvest dividends on shares remaining in participants' account, unless participant withdraws all of the whole and fractional shares from the account, which will terminate participation in the plan.

21. May participants elect to sell withdrawn shares?

         Yes. Participants may request that the plan administrator sell withdrawn shares. The plan administrator will not effect a request to sell all shares credited to a participant's account received from a participant after the ex-dividend date for a dividend until the plan administrator reinvests the participant's dividends for the applicable record date and credits the shares to the participant's account. Upon receipt, the plan administrator will declare a request to sell a portion of the shares credited to a participant's account effective. Participants should specify the number of shares to be sold in their request for withdrawal.

         The plan administrator will arrange for the sale of the shares within 10 business days after receipt of the notice, and deliver a check for the net proceeds of the sale to the participant. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes, if any, incurred in connection with the sale. The plan administrator charges a fee of $10 (but not more than the proceeds of the sale of a fractional share) for the sale of shares held under the plan. All persons in whose names the account appears must sign a request for shares to be sold. The signatures must be guaranteed as specified in No. 19 above.

Termination of Participation in Dividend Reinvestment Plan

22. How does a participant withdraw from the Plan?

         Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending written notice to the plan administrator. When a participant terminates from the plan or upon termination of the plan by First National Community, the plan administrator will deliver a certificate for the number of whole shares credited to the participant's account, and a check representing the value of any fractional shares, less the applicable fee for the sale of the fractional share, based on the then current market value per share to the participant. Thereafter, all dividends will be paid in cash, or in stock dividends, if so declared by the Board of Directors, to the shareholder who withdraws from the plan. Participants who elect to discontinue participation in the plan are not eligible to make voluntary cash payments.

         Any notice of termination received less than 5 business days prior to an investment date will not be effective until the administrator has reinvested dividends and the shares have been credited to the participant's account. A shareholder may elect to re-enroll in the plan at any time.

Federal Tax Information

23. What are the federal income tax consequences of participation in the plan?

         We summarize the general current federal income tax consequences of participation in the plan in this response. Please consult your own tax advisor as to the specific tax consequences of particular account transaction, including the state tax consequences.

         Reinvestment of Dividends. A participant in the plan is treated as having received, with respect to the cash dividend and reinvestment, a distribution to which Section 301 of the Internal Revenue Code applies. The amount of the distribution is the fair market value of the stock received on the date the stock is purchased. The amount of the distribution that the participant includes in income, as a dividend, is the amount that is paid out of the company's current and/or accumulated earnings and profits. Most regular quarterly cash dividends paid from earnings will be treated as a contribution subject to ordinary income. The distribution, to the extent it exceeds the company's earnings and profits, is a return of capital and reduces the adjusted basis of the stock. The portion of the distribution that exceeds the company's earnings and profits and the adjusted basis of the stock is treated as gain from the sale or exchange of property.

         Voluntary Cash Payments. A participant who makes a voluntary cash payment for the purchase of stock under the plan is treated as having received a distribution to which Section 301 of the Code applies in an amount equal to the excess of the fair market value of the stock received on the date of the purchase over the amount of the voluntary cash payment made by the participant. The federal income tax treatment of the distribution depends on the amount of the company's current and/or accumulated earnings and profits as we discussed above.

         Brokerage Commissions. A participant who receives a distribution, as discussed above, is also treated as receiving a distribution to which Section 301 of the Code applies in an amount equal to a pro rata share of any brokerage commission or other related charges paid by the company in connection with the purchase of stock on behalf of the shareholder. The federal income tax treatment of any the distribution depends upon the amount of the company's current and/or accumulated earnings and profits as discussed above. Most brokerage commissions paid by the company will be treated as taxable ordinary income.

         Additional Information. A participant's tax basis in the stock acquired under the plan will generally equal the total amount of the distribution that the shareholder is treated as receiving, as discussed above, plus, in the case of a shareholder who makes a voluntary cash payment, the amount of the voluntary payment. A shareholder's holding period in stock acquired under the plan generally begins on the date following the date on which the stock is credited to the participant's plan account. In the case of any shareholder as to whom federal income tax withholding on distributions is required, and in the case of any foreign shareholder whose taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the required amount of tax withheld.

Other Information

24. What happens if First National Community declares a stock dividend or effects a stock split?

         The administrator adds any shares issued in connection with a stock split or stock dividend on common stock held under the plan to the participant's plan account. Stock dividends or split shares distributed on shares held directly by a participant will be mailed to the participant in the same manner as to shareholders who do not participate in the plan.

25. If First National Community has a rights offering, how will a participant's entitlement be computed?

         A participant's entitlement in a rights offering is based upon his or her total holdings, in the same manner as dividends are computed currently. The company will issue rights certificates for the number of whole shares only, however, and sell rights based on the fractional shares held in a participant's account. We will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

26. How are shares in a participant's account voted at a meeting of the shareholders?

         If, on a record date for a meeting of shareholders, there are shares in a participant's plan account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account. The participant may also vote his or her shares at the meeting in person or by proxy.

27. What are the responsibilities and liabilities of First National Community and the plan administrator?

         First National Community and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

          o arising out of a failure to terminate a participant's account upon his or her death;

          o with respect to the prices at which shares of First National Community's common stock are purchased or sold:

          o the times when or the manner in which purchases or sales are made;

          o the decision whether to purchase shares of common stock on the open market, from First National Community or in private transactions; or

          o    fluctuations in the market value of the Common Stock; and

          o    any matters relating to the operation or management of the plan.

         First National Community cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

         All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

28. May the plan be amended, modified or discontinued?

         Yes. The Board of Directors of First National Community, at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment, modification, suspension or termination. The Board of Directors may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant's participation in the plan after mailing a notice of intention to terminate to the participant at the participant's address as it appears on the plan administrator's records. In addition, the Board of Directors of First National Community and the plan administrator may each adopt reasonable procedures for the administration of the plan. The Board of Directors has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29. Who will bear the costs of the purchases made under the plan?

         First National Community will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other charges for purchases made under the plan. A participant who requests that the plan administrator sell shares of common stock held in the plan will incur brokerage fees incurred in connection with the sale.

30. May a participant pledge shares purchased under the plan?

         No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20, above.

                           MARKET PRICES AND DIVIDENDS

         The company's common stock is not actively traded. The principal market area for the company's stock is northeastern Pennsylvania. First National Community Bancorp, Inc. is listed in the Over-The-Counter Bulletin Board under the symbol "FNCB." Quarterly market highs and lows and dividends paid for each of the past two years are presented below. These prices do not necessarily represent actual transactions. The company expects that comparable cash dividends will be paid in the future. All prices and dividends have been restated to reflect the retroactive effect of the 100% stock dividends paid to shareholders in 1998 and the 10% stock dividend paid in 1997.


                        Market Price      Dividends Paid
                     High         Low       Per Share
Quarter 1998
First             $   23.50   $   19.00      $ .135
Second                23.75       21.19        .135
Third                 23.75       23.75        .15
Fourth                32.00       24.25        .29
                                             ------
                                             $0.71
Quarter 1997
First             $   16.13       15.63      $ .12
Second                17.50       16.25        .12
Third                 18.00       16.75        .12
Fourth                19.81       17.38        .22
                                             -----
                                             $0.58

         As of April 16, 1999, there were approximately 900 holders of record of First National Community's common stock and 2,398,360 shares of common stock were issued and outstanding.

         The First National Community Board of Directors reviews its dividend policy at least annually. The amount of the dividend, while in the sole discretion of the Board, depends upon the performance of the bank. First National Community's ability to pay dividends is also subject to the restrictions imposed by Pennsylvania law. Generally, Pennsylvania law prohibits corporations from paying dividends if the corporation is insolvent or if the dividend would cause a corporation to be unable to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. We cannot assure you that dividends will be declared in the future or the rate of dividends, if any.

         First National Community is also subject to the dividend restrictions applicable to national banks because its only source of income is from the dividends paid by the bank to First National Community. Under the National Bank Act, the bank may pay dividends to the company only out of retained earnings as defined in the statute. The approval of the OCC is required if dividends for any year exceed the net profits, as defined, for that year plus the retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the bank makes transfers from retained earnings to capital surplus.

                                 USE OF PROCEEDS

         First National Community knows neither the number of shares that will ultimately be purchased under the plan nor the prices at which the shares will be purchased. The company intends to use the proceeds from purchases, when and as received, for working capital and general corporate purposes, which may include contributions to the bank to increase the bank's capital and to permit additional growth in the bank's assets. A change in the use of proceeds or timing of the use of proceeds will be at the company's discretion.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         We qualify the following discussion in its entirety by the more detailed information and the financial statements and notes to the financial statements appearing elsewhere in this prospectus. In addition to the historical information contained in the prospectus, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of First National Community's plans, objectives, expectations and intentions. Please read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in the prospectus. First National Community's actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section and in "Risk Factors."

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following financial review of First National Community Bancorp, Inc. (the Company") is presented on a consolidated basis and is intended to provide a comparison of the financial performance of the Company and its wholly-owned subsidiary, First National Community Bank (the Bank") for the years ended December 31, 1998, 1997 and 1996. The information presented below should be read in conjunction with the Company's consolidated financial statements and accompanying notes appearing elsewhere in this report. All share and per share data has been restated to reflect the 100% stock dividend paid to shareholders on July 20, 1998 and the 10% stock dividends paid December 31, 1997 and May 8, 1996.

                              RESULTS OF OPERATIONS

                                     SUMMARY

         Net income for 1998 amounted to $5,107,000, which was $464,000, or 10%, higher than the 1997 level. In 1997, net income totaled $4,643,000 or $768,000 over 1996. On a per share basis, net income was $2.13, $1.94 and $1.62, respectively in 1998, 1997 and 1996. The weighted average number of shares outstanding in 1998, 1997 and 1996 were 2,398,360 after giving retroactive effect to the stock dividends paid in 1998, 1997 and 1996, respectively.

         The increase in net income recorded in 1998 can be attributed to the $865,000, or 6%, improvement in net interest income combined with a reduced provision for credit losses which more than offset the $585,000, or 7%, increase in other expenses. Management's focus on improvement through growth again proved successful as increased earnings due to volume variances more than compensated for the negative impact of repricing resulting from the reduction in interest rates during the fourth quarter.

         The $768,000, or 20%, increase in 1997 over the 1996 earnings can be attributed to the $1.8 million increase in net interest income and a $529,000 improvement in non-interest income, offset partially by additional non-interest expenses, credit loss provisions and applicable income taxes.

         Return on assets for the years ended December 31, 1998, 1997 and 1996 was 1.13%, 1.16% and 1.13%, respectively while the return on equity recorded during the same periods amounted to 15.29%, 15.85% and 14.83%.


NET INTEREST INCOME

         Net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowed funds, is the largest component of the Company's operating income and as such is the primary determinant of profitability. Before providing for future credit losses, net interest income increased 6% from the $14.6 million recorded in 1997 to $15.4 million in 1998. Changes in net interest income generally occur due to fluctuations in the balances and/or mixes of interest-earning assets and interest-bearing liabilities, and changes in their corresponding interest yields and costs. Changes in non-performing assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income. In the following schedules, net interest income is analyzed on a tax-equivalent basis, thereby increasing interest income on certain tax-exempt loans and investments by the amount of federal income tax savings realized. In this manner, the true economic impact on earnings from various assets and liabilities can be more accurately compared.

         Tax-equivalent net interest income increased $927,000, or 6%, from the $15.8 million reported in 1997. Sound pricing policies, aggressive growth strategies and effective asset-liability management techniques again enabled the company to improve net interest income during this period of declining interest rates.

         Average loans increased $26 million, or 10%, in 1998 and contributed an increase of $1.8 million of interest income over the 1997 level. Commercial loans provided the majority of the growth in 1998 as average loan balances increased $24 million and earnings on those balances improved by $1.8 million. Installment loans also provided significant increases in 1998 comprised of $15 million in average loan balances and $1.2 million of interest income due primarily to growth in indirect auto loans. Mortgage loans outstanding averaged $13 million lower in 1998 than in 1997 due to the sale of almost $23 million of long-term, fixed rate assets in 1998. As a result of the reduced level of average loans outstanding, interest income on mortgage loans decreased $1.2 million in 1998. Repricing and new volume resulted in the sixteen basis point reduction earned on average loan balances in 1998 when compared to the prior period.

         Average securities increased $24 million over the 1997 average balance and generated $1.3 million of additional earnings. Declining rates impacted securities yields through repricing, new volume and principal reductions, resulting in a thirty-nine basis point decrease from the 1997 level. Money market assets, which include interest-bearing deposits with banks and federal funds sold, were $1.2 million less in 1998 than in 1997 and earnings from these assets decreased $61,000.

         Total interest-bearing deposits increased $22 million in 1998 comprised of an $18 million increase in average certificates of deposit and a $4 million increase in low-cost deposits. Competition for deposits remained fierce in local markets, resulting in an average cost of deposits which was equal to the 1997 level. Borrowed funds and other interest-bearing liabilities increased $20 million on the average due to additional Federal Home Loan Bank advances but repricing and reduced costs on new borrowings resulted in a twenty-five basis point reduction in the cost of these liabilities.

         As a result of the interest rate reductions in 1998 and the more immediate impact on interest earning assets, the Company's net interest margin decreased twenty-five basis points to 3.84% in 1998. Investment leveraging transactions continue to add to the profitability of the company, as evidenced by the $433,000 earned in 1998 from the transactions, but also contribute to the reduction in the overall net interest margin. Exclusive of the investment leveraging transactions, the 1998 net interest margin would have been 4.15%, or seven basis points lower than the comparable period of 1997.

         During 1997, tax-equivalent net interest income increased $1.9 million, or 14%, from the $13.9 million reported in 1996 to $15.8 million. Interest rates continued the roller coaster ride experienced in 1996 and gradually increased during the first quarter, with the long bond exceeding 7.00%. During the second and third quarters of 1997, rates again fluctuated until decreasing steadily through the fourth quarter as inflation fears subsided. As of year end, the yield on the one-year Treasury Bill was three basis points lower than it began the year while the thirty year bond had decreased seventy-seven basis points to 5.96%. Yields earned on loans and money market assets increased during 1997 from the prior year levels but a three basis point decrease in the yield earned on securities resulted in a yield on total earning assets which remained stable at 8.32%. During the same period, however, competition for deposits remained fierce locally resulting in a nine basis point increase in the cost of interest-bearing deposits. Additionally, the cost of borrowed funds and other interest-bearing liabilities increased during 1997, resulting in a decrease in the net interest margin from the 4.25% recorded in 1996 to 4.09%. During 1997, the Company entered into several investment leveraging transactions which resulted in $164,000 of pre-tax earnings, but the 1.06% spread earned on the transactions had a negative impact on the overall net interest margin. Excluding the effect of these transactions, the 1997 net interest margin would have been 4.22% which is only slightly lower than the 4.25% recorded in 1996. Growth in earning assets which represents 112% of the growth in interest-bearing liabilities also contributed to the 1997 margin.

                                 Yield Analysis
               (dollars in thousands-taxable equivalent basis) (1)



                                                         1998                                 1997
                                                        Interest     Average                 Interest   Average
                                           Average      Income/      Interest   Average      Income/    Interest
                                           Balance      Expense        Rate     Balance      Expense      Rate
ASSETS:
Earning Assets: (2)
  Commercial loans-taxable                 $161,839     $14,272        8.82%    $138,214     $12,450      9.01%
  Commercial loans-tax free                  11,648       1,106        9.50%      11,714       1,135      9.69%
  Mortgage loans                             50,072       3,951        7.89%      62,814       5,097      8.11%
  Installment loans                          78,971       6,606        8.37%      63,501       5,433      8.56%
                                           -------- -----------              -----------  ----------
  Total Loans                               302,530      25,935        8.57%     276,243      24,115      8.73%
                                           -------- -----------              -----------  ----------
  Securities-taxable                         95,602       6,239        6.53%      74,605       5,147      6.90%
  Securities-tax free                        30,196       2,587        8.57%      26,934       2,380      8.83%
                                           -------- -----------              -----------  ----------
  Total Securities                          125,798       8,826        7.02%     101,539       7,527      7.41%
                                           -------- -----------              -----------  ----------
  Interest-bearing deposits with banks        2,918         177        6.07%       2,839         170      6.00%
  Federal funds sold                          4,007         222        5.54%       5,251         290      5.52%
                                           -------- -----------              -----------  ----------
  Total Money Market Assets                   6,925         399        5.76%       8,090         460      5.69%
                                           -------- -----------              -----------  ----------
  Total Earning Assets                      435,253      35,160        8.08%     385,872      32,102      8.32%
  Non-earning assets                         21,657                               19,278
  Allowance for credit losses                (3,932)                              (3,446)
                                           --------                          -----------
Total Assets                               $452,978                             $401,704
                                           ========                          ===========
LIABILITIES AND STOCK HOLDERS' EQUITY:
Interest-Bearing Liabilities
  Interest-bearing demand deposits          $50,504      $1,225        2.43%     $45,682      $1,110      2.43%
  Savings deposits                           41,983       1,001        2.38%      42,482       1,038      2.44%
  Time deposits over $100,000                61,618       3,265        5.30%      53,784       2,827      5.26%
  Other time deposits                       171,147       9,764        5.71%     161,331       9,253      5.74%
                                           -------- -----------              -----------  ----------
    Total Interest-Bearing Deposits         325,252      15,255        4.69%     303,279      14,228      4.69%
                                           -------- -----------              -----------  ----------
  Borrowed funds and other
  Interest-bearing liabilities               54,661       3,202        5.86%      34,327       2,098      6.11%
                                           -------- -----------              -----------  ----------
  Total Interest-Bearing Liabilities        379,913      18,457        4.86%     337,606      16,326      4.84%
  Demand deposits                            35,887                               31,707
  Other liabilities                           3,779                                3,103
  Stockholders' equity                       33,399                               29,288
                                           --------                          -----------
  Total Liabilities and
    Stockholders' Equity                   $452,978                             $401,704
                                           ========                          ===========
Net Interest Income Spread                              $16,703        3.22%                 $15,776      3.48%
                                                    ===========  ===========              ========== ==========

Net Interest Margin                                                    3.84%                              4.09%
                                                                 ===========                         ==========





                                                           1996
                                                         Interest   Average
                                            Average      Income/    Interest
                                            Balance      Expense      Rate
ASSETS:
Earning Assets: (2)
  Commercial loans-taxable                  $116,851     $10,466      8.96%
  Commercial loans-tax free                    8,658         800      9.24%
  Mortgage loans                              66,158       5,302      8.01%
  Installment loans                           52,436       4,623      8.82%
  Total Loans                                244,103      21,191      8.68%
                                            --------  ----------
  Securities-taxable                          47,524       3,131      6.59%
  Securities-tax free                         27,643       2,464      8.91%
                                            --------  ----------
  Total Securities                            75,167       5,595      7.44%
                                            --------  ----------
  Interest-bearing deposits with bank          1,738         101      5.81%
  Federal funds sold                           5,483         293      5.34%
                                            --------  ----------
  Total Money Market Assets                    7,221         394      5.46%
                                            --------  ----------
  Total Earning Assets                       326,491      27,180      8.32%
  Non-earning assets                          18,271
  Allowance for credit losses                (3,105)
                                            --------
Total Assets                                $341,657
                                            ========
LIABILITIES AND STOCK HOLDERS' EQUITY
                                            ========
Interest-Bearing Liabilities
  Interest-bearing demand deposits           $38,637        $937      2.43%
  Savings deposits                            45,257       1,163      2.57%
  Time deposits over $100,000                 46,261       2,421      5.23%
  Other time deposits                        136,460       7,750      5.68%
                                            --------  ----------
    Total Interest-Bearing Deposits          266,615      12,271      4.60%
                                            --------  ----------
  Borrowed funds and other
  Interest-bearing liabilities                17,821       1,035      5.81%
                                            --------  ----------
  Total Interest-Bearing Liabilities         284,436      13,306      4.68%
  Demand deposits                             28,116
  Other liabilities                            2,978
  Stockholders' equity                        26,127
                                            --------
  Total Liabilities and
    Stockholders' Equity                    $341,657
                                            ========

Net Interest Income Spread                               $13,874      3.64%
                                                      ========== ==========

Net Interest Margin                                                   4.25%
                                                                 ==========

(1) In this schedule and other schedules presented on a tax-equivalent basis, income that is exempt from federal income taxes, i.e. interest on state and municipal securities, has been adjusted to a taxable equivalent basis using a 34% federal income tax rate.

(2)      Excludes non-performing loans.

         The most significant impact on net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

         The following table shows the relative contribution of changes in average volume and average interest rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Rate/Volume Variance Report (1)
                                                          (dollars in thousands-taxable equivalent basis)
                                                         1998 vs 1997                          1997 vs 1996
                                             ----------------------------------    ----------------------------------
                                                     Increase(Decrease)                    Increase(Decrease)
                                             ----------------------------------    ----------------------------------
                                              Total        Due to       Due to       Total       Due to       Due to
                                              Change       Volume        Rate        Change      Volume        Rate
                                             ----------------------------------    ----------------------------------
Interest Income:
    Commercial loans-taxable                 $ 1,822      $ 2,126      $  (304)     $ 1,984      $ 1,882      $   102
    Commercial loans-tax free                    (29)          (7)         (22)         335          279           56
    Mortgage loans                            (1,146)      (1,032)        (114)        (205)        (268)          63
    Installment loans                          1,173        1,332         (159)         810          934         (124)
                                             -------      -------      -------      -------      -------      -------
       Total Loans                             1,820        2,419         (599)       2,924        2,827           97
                                             -------      -------      -------      -------      -------      -------

    Securities-taxable                         1,092        1,430         (338)       2,016        1,787          229
    Securities-tax free                          207          288          (81)         (84)         (63)         (21)
                                             -------      -------      -------      -------      -------      -------
       Total Securities                        1,299        1,718         (419)       1,932        1,724          208
                                             -------      -------      -------      -------      -------      -------

    Interest-bearing deposits with banks           7            5            2           69           63            6
    Federal funds sold                           (68)         (69)           1           (3)         (15)          12
                                             -------      -------      -------      -------      -------      -------
       Total Money Market Assets                 (61)         (64)           3           66           48           18
                                             =======      =======      =======      =======      =======      =======

          Total Interest Income                3,058        4,073       (1,015)       4,922        4,599          323
                                             -------      -------      -------      -------      -------      -------

Interest Expense:
    Interest-bearing demand deposits             115           96           19          173          162           11
    Savings deposits                             (37)         (11)         (26)        (125)         (72)         (53)
    Time deposits over $100,000                  438          412           26          406          386           20
    Other time deposits                          511          563          (52)       1,503        1,390          113
                                             -------      -------      -------      -------      -------      -------

       Total Interest-Bearing Deposits         1,027        1,060          (33)       1,957        1,866           91
    Borrowed funds and other
       interest-bearing liabilities            1,104        1,243         (139)       1,063          958          105
                                             -------      -------      -------      -------      -------      -------

          Total Interest Expense               2,131        2,303         (172)       3,020        2,824          196
                                             -------      -------      -------      -------      -------      -------

Net Interest Income                          $   927      $ 1,770      $  (843)     $ 1,902      $ 1,775      $   127
                                             =======      =======      =======      =======      =======      =======


(1) Changes in interest income and interest expense attributable to changes in both volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

CURRENT YEAR

         In 1998, tax-equivalent net interest income increased $927,000 over the 1997 level. Balance sheet growth again resulted in improved earnings as evidenced by the $1.8 million increase in net interest income due to volume. Loan growth added $2.4 million to interest income due to increases in both commercial and installment loans outstanding. New securities purchases, including those purchased in leveraging transactions, also contributed to the improved earnings in the amount of $1.7 million. In order to fund the growth in loans and investments, new deposits and borrowed funds were added which resulted in a $2.3 million increase in interest expense.

         The negative impact of rate reductions can be seen in the $1.0 million decrease in interest income due to rate which was only partially offset by the $172,000 decrease in the cost of liabilities due to repricing. Variable rate assets which reprice immediately were reduced by seventy-five basis points during the fourth quarter as the Federal Reserve cut interest rates three times in a seven week period. New volume at lower than historic levels also contributed to the negative variance due to rate. During this same period, the Company held rates steady on its low-cost deposit base while the effect of repricing on certificates of deposit will materialize over time.

PRIOR YEAR

         In 1997, growth also lead to improved earnings. The $1.9 million increase in net interest income includes $1,775,000 due to volume but also includes $127,000 due to rate, reflecting a positive repricing impact. Loan and investment portfolio growth added $4.5 million which was partially offset by the $2.8 million increase in the cost of funds to support the asset growth. Rate fluctuations on earning assets added over $300,000 which includes an increase in commercial loans related to the twenty-five basis point hike in the prime rate during the year and investment purchases at increased yields. The cost of certificates of deposit increased as the Company attempted to lengthen its portfolio for asset/liability purposes. New borrowings and variable rate adjustments increased the cost of borrowed funds.

PROVISION FOR CREDIT LOSSES

         The provision for credit losses varies from year to year based on management's evaluation of the adequacy of the allowance for credit losses in relation to the risks inherent in the loan portfolio. In its evaluation, management considers credit quality, changes in loan volume, composition of the loan portfolio, past experience, delinquency trends, and the economic conditions. Consideration is also given to examinations performed by regulatory authorities and the Company's independent auditors. The provision for credit losses was $920,000 in 1998, $1,110,000 in 1997 and $820,000 in 1996.

OTHER INCOME


Other Income                                       1998         1997       1996
-------------------------------------------------------------------------------
                                                     (dollars in thousands)
-------------------------------------------------------------------------------
Service charge                                       $780       $759       $693
Net gain/(loss) on the sale of securities             125        (8)        130
Net gain on the sale of other real estate              47        377          1
Net gain on the sale of other assets                    0        156          0
Other                                                 631        344        275
                                                   ------     ------     ------
Total Other Income                                 $1,583     $1,628     $1,099
                                                   ======     ======     ======
-------------------------------------------------------------------------------


         The company's other income category can be separated into three distinct sub-categories; service charges make up the core component of this area of earnings while net gains (losses) from the sale of assets and other fee income comprise the balance.

         In 1998, earnings from service charges were $21,000, or 3%, higher than the 1997 total. Net gains from securities sales totaled $125,000 in 1998 as management sold securities to minimize the risk from prepayments on mortgage-backed securities. The $47,000 net gain from the sale of other assets includes earnings generated from the Bank's real estate subsidiary, FNCB Realty, Inc. During 1998, the Company continued to shed interest rate risk through the sale of $22.8 million of fixed rate residential mortgage loans. These loan sales, with rates ranging from 6.125% to 9.125%, added $189,000 to 1998 earnings after accounting for fees associated with the sale. As importantly, the servicing rights were retained thereby resulting in no impact on our customers and improving future profits through servicing fee income. It is management's intention to continue to shed interest rate risk as opportunities present themselves in order to remain competitive in this area of retail lending. Servicing fees collected on mortgage loans which have been sold were $97,000 in 1998, or $43,000 higher than the same period of 1997. All other fee income increased $81,000 over the 1997 total including a $40,000 improvement in the earnings generated through a partnership with INVEST Financial Services.

         During 1997, service charges increased $66,000, or 10%. The majority of this increase can be attributed to uncollected funds, although newly initiated surcharge fees pertaining to automatic teller machines also contributed $34,000 of additional income. The decrease in the area of net gains or losses on the sale of securities also represents the Company's efforts to improve future profits. During 1997, many of the lowest yielding securities in the portfolio were sold as interest rates plummeted, thereby enabling the Company to reposition the portfolio for future benefits. Included in net gains on the sale of other assets is $524,000 recognized on the sale of real estate and other assets by FNCB Realty, Inc. These assets were transferred to the Bank's subsidiary through foreclosure action and subsequently resold. Other income increased $69,000 in comparison to 1996 as letter of credit fees increased considerably and fee income from the Bank's relationship with INVEST financial services also provided an increase of $22,000 over the 1996 level. In 1997, residential mortgage loans totaling $14.7 million were sold, resulting in a net gain of $66,000.

OTHER EXPENSES


Other Expenses                               1998          1997         1996
------------------------------------------------------------------------------
                                                  (dollars in thousands)
------------------------------------------------------------------------------
Salary expense                               $3,772        $3,482       $3,176
Employee benefit expense                        977           960          900
Occupancy expense                               869           842          812
Equipment expense                               677           610          484
Advertising expense                             341           272          259
Data Processing expense                         530           424          382
Other operating expenses                      2,257         2,249        1,891
                                              -----         -----        -----
Total Other Expenses                         $9,423        $8,839       $7,904
------------------------------------------------------------------------------

         Total other expenses increased $584,000, or 7%, in comparison to the prior year. Employee costs accounted for $307,000, or 53%, of the increase while occupancy and equipment costs rose $94,000, or 16% of the total. All other expenses increased $183,000, or 31% of the total due primarily to increases in advertising and data processing costs. The Company's overhead ratio, which measures non-interest expenses in relation to average assets improved from the 2.20% recorded in 1997 to 2.08%. In 1996, the overhead ratio was 2.31%.

         Salary and benefits amount to 50% of the Company's total other expenses. During 1998, salary expense increased $290,000, or 8%, due to merit increases, and the addition of staff to meet the growing sales and administrative needs of the company. Full-time equivalent employees at December 31, 1998 were 168, an increase from the 151 reported as of the same period last year. Employee benefit costs increased $17,000, or 2%, in 1998 due primarily to a $30,000 increase in the Company's contribution to a defined contribution profit sharing plan. Hospitalization costs, payroll taxes and other benefits decreased $13,000 in comparison to 1997.

         Occupancy expenses increased $27,000, or 3%, in 1998 due primarily to rental expense associated with a new community office. Increases in maintenance expenses and depreciation on the new facilities were offset by a reduced level of real estate taxes. Equipment costs increased $67,000, or 11%, due to depreciation expense on new equipment, including computers and related technology.

         All other operating expenses increased $183,000, or 6%, compared to 1997. Advertising costs increased $69,000 while data processing expenses rose $106,000 in 1998 due to bank promotions and technological advances. All other components of other operating expenses were limited to an $8,000 net increase.

         In 1997, total other expenses increased $935,000, or 12%, in comparison to 1996. During 1996 other expenses increased 11% from the prior period. Employee costs accounted for 39% of the increase in 1997 while occupancy and equipment costs rose by $156,000, or 17% of the total. All other operating expenses increased $413,000, or 44% of the total increase.

         Salary and benefit costs comprised the majority of total other expenses in 1997 and increased 9% over the 1996 level. Salaries increased $306,000, or 10%. Contributing to this increased cost are merit increases, as well as the full year's effect of the Kingston Office which opened in August 1996. Full-time equivalent employees at December 31, 1997 were 151, a decrease from the 155 reported in 1996. Employee benefit costs increased $60,000, or 7%, in 1997 due primarily to rising health care costs and a $30,000 increase in the Company's contribution to a defined contribution profit sharing plan. Increases in payroll taxes and other benefits amounted to $5,000.

         Occupancy expenses increased $30,000, or 4%, in 1997. The recognition of a full year's effect from the Kingston Office which opened during 1996 accounts for the vast majority of the increase.

         Equipment expenses increased $126,000, or 26%, during 1997. Depreciation and maintenance on new equipment accounted for $108,000 of the increase, including $23,000 from our newest office. This increased cost reflects the Company's commitment to new technology, including a complete upgrade to the retail delivery systems.

         All other operating expenses increased $413,000 in 1997 from the prior period. Non-controllable items such as FDIC Insurance, Bank Shares Tax and examinations accounted for $97,000 of the increased cost. Also contributing significantly to the increased cost was $169,000 of operating costs from the Bank's subsidiary, FNCB Realty, Inc. The majority of these costs reflect operating expenses associated with a single property which was sold. All other components of other operating expenses increased $159,000, or 7%.

PROVISION FOR INCOME TAXES

         Federal income tax expense decreased $39,000 in 1998 in comparison to the 1997 total in spite of the $426,000 improvement in income before taxes. Tax benefits derived from an increased level of tax-exempt income had a $40,000 positive effect while the effect of deferred taxes and other items reduced the 1998 provision by $144,000. The Company's effective tax rate for 1998 and 1997 was 23.6% and 25.8%, respectively.

         During 1997, federal income tax expense increased $351,000 in comparison to 1996. The majority of the increase was attributed to the $1,119,000 improvement in pre-tax income as well as the effect of other non-deductible and deferred tax items. Tax benefits related to non-taxable interest income increased $57,000 over the 1996 total. The effective tax rate for 1996 was 24.6%.

FINANCIAL CONDITION

         Total assets increased $55 million, or 13%, in 1998 compared to a similar $56 million increase in 1997. Total deposits provided $34 million of new funds in 1998 while borrowed funds increased $17 million. This available liquidity was utilized to fund the $44 million, or 16%, increase in net loans as well as the $10 million growth in the Company's securities portfolio.

SECURITIES

         The primary objectives in managing the Company's securities portfolio are to maintain the necessary flexibility to meet liquidity and asset and liability management needs and to provide a stable source of interest income.

         During 1998, total securities increased $10 million, inclusive of a $463,000 decrease in the fair value of the portfolio. During 1998, growth was again concentrated in mortgage-backed securities including $15 million which were purchased with structured borrowings from the Federal Home Loan Bank of Pittsburgh, thereby allowing the Company to earn a favorable spread between the rate earned on the securities and the cost of the borrowed funds. Management remains committed to a strategy which limits purchases to those that are virtually free of credit risk and will help to meet the objectives of the Company's Investment and Asset/Liability management policies.

         The following table sets forth the carrying amount of securities at the dates indicated:

--------------------------------------------------------------------------------------------------------------
                                                                                  December 31
--------------------------------------------------------------------------------------------------------------
                                                               1998                 1997                1996
                                                                           (dollars in thousands)
U.S. Treasury securities and obligations of
   U.S. government agencies                                 $13,109                $31,808             $27,946
Obligations of state and political subdivisions              33,671                 27,043              29,533
Mortgage-backed securities                                   77,590                 56,615              22,544
Corporate debt securities                                       992                      0                   0
Equity securities                                             6,468                  5,901               2,453
                                                              -----                  -----               -----
       Total                                               $131,830               $121,367             $82,476
                                                           ========               ========             =======
--------------------------------------------------------------------------------------------------------------

         The following table sets forth the maturities of securities at December 31, 1998 and the weighted average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax-equivalent adjustments using a 34% rate have been made in calculating yields on obligations of state and political subdivisions.



                                                                                          Mortgage-
(dollars in thousands)               Within        2-5            6-10      Over          Backed         No Fixed
                                     One Year      Years          Years     10 Years      Securities     Maturity      Total
                                     --------      -----          -----     --------      ----------     --------      -----
U.S. Treasury securities              $2,005          $0            $0           $0             $0            $0       $ 2,005
   Yield                               5.87%                                                                              5.87%
Obligations of U.S.
government agencies                                  500         7,115        3,457                                     11,072
   Yield                                            6.03%         6.72%        5.46%                                      6.30%
Obligations of state and
political subdivisions (1)                         1,732         7,315       23,406                                     32,453
   Yield                                            6.11%         9.48%        7.66%                                      7.99%
Mortgage-backed
securities                                                                                  77,632                      77,632
   Yield                                                                                      5.80%                       5.80%
Corporate debt
securities                                                         504          497                                      1,001
   Yield                                                          6.25%        6.01%                                      6.13%
Equity securities (2)                                                                                      6,468         6,468
   Yield                                   -           -             -            -              -          6.48%         6.48%
                                      ------      ------       -------      -------        -------        ------      --------
Total maturities                      $2,005      $2,232       $14,934      $27,360        $77,632        $6,468      $130,631
                                      ======      ======       =======      =======        =======        ======      ========
   Weighted yield                       5.87%       6.10%         8.06%        7.35%          5.80%         6.48%         6.42%
                                      ======      ======       =======      =======        =======        ======      ========

(1) Yields on state and municipal securities have been adjusted to a tax-equivalent basis using a 34% federal income tax rate.

(2)  Yield presented represents 1998 actual return.


LOANS

         Total loans increased $45 million, or 16%, in 1998. Commercial loans provided $30 million of the increase while installment lending also contributed $26 million of growth since December 31, 1997. The commercial growth includes $18 million secured by real estate while the growth in installment loans includes $14 million of indirect auto loans and an additional $14 million which is secured by real estate. Residential real estate loans decreased $12 million in 1998 as the Company continued with its strategy of reducing interest rate risk through the sale of long-term, fixed-rate assets. During 1998, over $22 million of these long-term assets were sold in the secondary market resulting in a reduced level of interest rate risk and a net gain on the sales of approximately $189,000. The sale of these assets provides liquidity for future growth and also allows the Company to continue to provide competitive products during the current low-rate environment.

         Details regarding the loan portfolio for each of the last five years are as follows:


                                Loans Outstanding
                             (dollars in thousands)

                                                                      December 31
                                      1998              1997              1996              1995             1994
                                      ----              ----              ----              ----             ----
Commercial and Financial           $ 189,453         $ 159,644         $ 136,620         $ 120,560         $ 103,602
Real Estate                           45,855            57,523            67,262            67,333            65,960
Installment                           93,589            67,196            59,183            44,587            26,007
                                   ---------         ---------         ---------         ---------         ---------
   Total Loans Gross                 328,897           284,363           263,065           232,480           195,569
Unearned Discount                         (4)              (10)              (18)              (37)              (65)
                                   ---------         ---------         ---------         ---------         ---------
   Total Loans                       328,893           284,353           263,047           232,443           195,504
Allowance for Credit Losses           (4,283)           (3,623)           (3,167)           (2,800)           (2,250)
                                   ---------         ---------         ---------         ---------         ---------
   Net Loans                       $ 324,610         $ 280,730         $ 259,880         $ 229,643         $ 193,254
                                   =========         =========         =========         =========         =========


         The following schedule shows the repricing distribution of loans outstanding as of December 31, 1998. Also provided are these amounts classified according to sensitivity to changes in interest rates.


                   Loans Outstanding - Repricing Distribution
                             (dollars in thousands)


---------------------------------------------------------------------------------------------------------------------
                                                           Within           One to          Over Five
                                                           One Year         Five Years      Years            Total
                                                           --------         ----------      ---------        -------
Commercial and Financial                                   $107,992          $60,028         $21,433         $189,453
Real Estate                                                  16,575           18,676          10,604           45,855
Installment                                                  27,310           56,109          10,170           93,589
                                                             ------           ------          ------           ------
       Total                                               $151,877         $134,813         $42,207         $328,897
                                                           ========         ========         =======         ========

Loans with predetermined interest rates                     $34,041          $71,758         $33,232         $139,031
Loans with floating rates                                   117,836           63,055           8,975          189,866
                                                            -------           ------           -----          -------
       Total                                               $151,877         $134,813         $42,207         $328,897
                                                           ========         ========         =======         ========
---------------------------------------------------------------------------------------------------------------------

ASSET QUALITY

         The Company manages credit risk through the application of policies and procedures designed to foster sound underwriting and credit monitoring practices, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond the Company's control.

         The Company's Risk Management Committee meets quarterly or more often as required and makes recommendations to the Board of Directors regarding provisions for credit losses. The Committee reviews individual problem credits and ensures that ample reserves are established considering both general allowances and specific allocations.

         The following schedule reflects various non-performing categories as of December 31 for each of the last five years:


                                                                   (dollars in thousands)
                                                  1998        1997        1996       1995         1994
                                                  ----        ----        ----       ----         ----
Nonaccrual loans (including impaired loans)      $  845      $  207      $  714      $1,629      $2,285
Loans past due 90 days or more and still
   accruing                                         452       1,224         354         157         418
Other Real Estate Owned                               0           0         337          25          75
                                                 ------      ------      ------      ------      ------
                Total Non-Performing Assets      $1,297      $1,431      $1,405      $1,811      $2,778
                                                 ======      ======      ======      ======      ======

         During 1998, total non-performing assets decreased due to the $772,000 reduction in loans past due more than ninety days. Nonaccrual loans increased $638,000 from the December 31, 1997 level and includes $660,000 that was transferred to nonaccrual status during 1998. The majority of the increase is split between three credits which are substantially secured by real estate. As of December 31, 1998, the Company's ratio of nonaccrual loans to total loans was
 .26%, less than one-half of the national peer banks reported ratio of .63%. The Company continues to acknowledge the weakness in local real estate markets and in general economic conditions, emphasizing strict underwriting standards to minimize the negative impact of the current environment. Management remains ever conscious to avoid the problems of over-lending experienced during the 1980's and expects future efforts to reduce delinquency percentages during 1999.

ALLOWANCE FOR CREDIT LOSSES

         The following table presents an allocation of the allowance for credit losses as of the end of each of the last five years:

                          Loan Loss Reserve Allocation
                             (dollars in thousands)


                               12/31/98                        12/31/97                        12/31/96
                                       Percentage                       Percentage                       Percentage
                                           of                               of                               of
                                        Loans in                         Loans in                         Loans in
                                          Each                             Each                             Each
                                        Category                         Category                         Category
                                        to Total                         to Total                         to Total
                       Amount            Loans           Amount           Loans           Amount           Loans
                       ------          ---------         ------         ----------        ------          ---------
Commercial
and Financial          $1,706               58%          $1,340               56%          $1,326               52%
Real Estate               117               14%             118               20%              98               26%
Installment                92               28%              69               24%              61               22%
Unallocated             2,368             --              2,096             --              1,682             --
                       ------           ------           ------           ------           ------           ------
                       $4,283              100%          $3,623              100%          $3,167              100%
                       ======           ======           ======           ======           ======           ======






                                  12/31/95                         12/31/94
                                           Percentage                       Percentage
                                               of                               of
                                            Loans in                         Loans in
                                              Each                             Each
                                            Category                         Category
                                            to Total                         to Total
                            Amount           Loans            Amount           Loans
                            ------         -----------        ------        ----------
Commercial
and Financial               $1,094               52%          $1,110               53%
Real Estate                    105               29%             121               34%
Installment                     38               19%              29               13%
Unallocated                  1,563             --                990             --
                            ------           ------           ------           ------
                            $2,800              100%          $2,250              100%
                            ======           ======           ======           ======




         The following schedule presents an analysis of the allowance for credit losses for each of the last five years:




                                                                                       (Dollars in thousands)
                                                                                      Years Ended December 31
                                                             1998            1997            1996            1995          1994
Balance, January 1                                          $3,623          $3,167          $2,800          $2,250         $2,027
Charge-Offs:
   Commercial and Financial                                     77             547             420             449            495
   Real Estate                                                  50               9              20              97             60
   Installment                                                 180             141             141              59             38
                                                            ------          ------          ------          ------         ------
      Total Charge-Offs                                        307             697             581             605            593
                                                            ------          ------          ------          ------         ------
Recoveries on Charged-Off Loans:
   Commercial and Financial                                     11               8             109             327            103
   Real Estate                                                   1               0               0               1              0
   Installment                                                  35              35              19              31             13
                                                            ------          ------          ------          ------         ------
      Total Recoveries                                          47              43             128             359            116
                                                            ------          ------          ------          ------         ------
Net Charge-Offs                                                260             654             453             246            477
                                                            ------          ------          ------          ------         ------
Provision for Credit Losses                                    920           1,110             820             796            700
                                                            ------          ------          ------          ------         ------
Balance, December 31                                        $4,283          $3,623          $3,167          $2,800         $2,250
                                                            ======          ======          ======          ======         ======

Net Charge-Offs during the period as a percentage
   of average loans outstanding during the period              .09%            .24%            .18%            .12%           .28%
Allowance for credit losses as a percentage of net
   loans outstanding at end of period                         1.30%           1.27%           1.20%           1.20%          1.15%


         During 1998, losses charged to the reserve declined considerably from prior periods while recoveries were consistent with the 1997 total. During 1995, payments approximating $300,000 were received from loans charged-off in 1991, 1992 and 1994.

DEPOSITS

         The primary source of funds to support the Company's growth is its deposit base, and emphasis has been placed on accumulating new deposits while making every effort to retain current relationships. Total deposits increased $34 million in 1998 comprised primarily of growth in certificates of deposit but also includes over $7 million in low-cost savings and demand accounts.

         The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:


                                                                               Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------
                                                        1998                             1997                          1996
                                           Amount           Rate             Amount           Rate        Amount         Rate
                                                                             (thousands of dollars)
Noninterest-bearing
demand deposits                            $35,887                           $31,707                      $28,116
Interest-bearing
demand deposits                             50,504           2.43%            45,682          2.43%        38,637        2.43%
Savings deposits                            41,983           2.38%            42,482          2.44%        45,257        2.57%
Time deposits                              232,765           5.60%           215,115          5.62%       182,721        5.57%
                                           -------                           -------                      -------
Total                                     $361,139                          $334,986                     $294,731
                                          ========                          ========                     ========
------------------------------------------------------------------------------------------------------------------------------

         Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1998, are summarized as follows:


                    Time Certificates of Deposit
                       (thousands of dollars)
3 months or less                                      $45,474
Over 3 through 6 months                                 8,083
Over 6 through 12 months                               10,818
Over 12 months                                          4,966
                                                      -------
Total                                                 $69,341
                                                      =======

ASSET AND LIABILITY MANAGEMENT

         The major objectives of the Company's asset and liability management are to (1) manage exposure to changes in the interest rate environment to achieve a neutral interest sensitivity position within reasonable ranges, (2) ensure adequate liquidity and funding, (3) maintain a strong capital base, and
(4) maximize net interest income opportunities. The Company manages these objectives through its Senior Management and Asset and Liability Management Committees. Members of the committees meet regularly to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital. Items that are considered in asset and liability management include balance sheet forecasts, the economic environment, the anticipated direction of interest rates and the Company's earnings sensitivity to changes in these rates.

INTEREST RATE SENSITIVITY

         The Company analyzes its interest sensitivity position to manage the risk associated with interest rate movements through the use of gap analysis and simulation modeling. Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given time period. Gap analysis is an approach used to quantify these differences. A positive gap results when the amount of interest-sensitive assets exceeds that of interest-sensitive liabilities within a given time period. A negative gap results when the amount of interest-sensitive liabilities exceeds that of interest-sensitive assets.

         While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap report has some limitations and does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap table. For example, non-maturity deposits are assigned a repricing interval based on internal assumptions. Management can influence the actual repricing of these deposits independent of the gap assumption. Third, the gap table represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change.

         Because of the limitations of the gap reports, the Company uses simulation modeling to project future net interest income streams incorporating the current gap position, the forecasted balance sheet mix, and the anticipated spread relationships between market rates and bank products under a variety of interest rate scenarios

         The Company's interest sensitivity at December 31, 1998 was essentially neutral within reasonable ranges; for example, an interest rate fluctuation of up or down 200 basis points would not be expected to have a significant impact on net interest income.

INTEREST RATE GAP

         The following schedule illustrates the Company's interest rate gap position as of December 31, 1998. At that date, the Company's cumulative gap position at all intervals measured within one year were within internal guidelines.


                       Interest Rate Sensitivity Analysis
                             as of December 31, 1998
                              (dollars in thousand)

                                                                      Rate Sensitive
                                       -------------------------------------------------------------------------

                                          1 to 90        91 to 180      181 to 365       1 to 5          Beyond
                                           Days            Days            Days          Years           5 Years
                                       --------------------------------------------------------------------------
Commercial loans                         $  93,150      $   5,492       $  10,606       $  59,964       $  21,343
Mortgage loans                               3,244          2,803           8,504          18,679          10,604
Installment loans                            9,993          5,898          11,324          56,104          10,170
                                         ---------      ---------       ---------       ---------       ---------
Total loans                                106,387         14,193          30,434         134,747          42,117
                                         ---------      ---------       ---------       ---------       ---------

Securities-taxable                          21,116          5,960           9,026          31,404          23,700
Securities-tax free                          1,410              0             300          13,658          17,084
                                         ---------      ---------       ---------       ---------       ---------
Total Securities                            22,526          5,960           9,326          45,062          40,784
                                         ---------      ---------       ---------       ---------       ---------

Interest-bearing deposits with bank          1,487            198             496             297               0
Federal funds sold                           3,400              0               0               0               0
                                         ---------      ---------       ---------       ---------       ---------
Total Money Market Assets                    4,887            198             496             297               0
                                         ---------      ---------       ---------       ---------       ---------

Total Earning Assets                       133,800         20,351          40,256         180,106          82,901
Non-earning assets                               0              0               0               0               0
Allowance for credit losses                      0              0               0               0               0
                                         ---------      ---------       ---------       ---------       ---------
      Total Assets                       $ 133,800      $  20,351       $  40,256       $ 180,106       $  82,901
                                         =========      =========       =========       =========       =========

Interest-bearing demand deposits         $  32,966      $       0       $       0       $  18,274       $       0
Savings deposits                                 0            463             688          40,866               0
Time deposits $100,000 and over             45,474          8,083          10,818           4,966               0
Other time deposits                         38,526         27,332          50,215          61,941               0
Total Interest-Bearing Deposits            116,966         35,878          61,721         126,047               0
                                         ---------      ---------       ---------       ---------       ---------

Borrowed funds and other
   Interest-bearing liabilities             16,116          2,038          17,718          24,303           5,000
                                         ---------      ---------       ---------       ---------       ---------

Total Interest-Bearing Liabilities         133,082         37,916          79,439         150,350           5,000
Demand deposits                                  0              0               0               0               0
Other liabilities                                0              0               0               0               0
Stockholders' equity                             0              0               0               0               0
                                         ---------      ---------       ---------       ---------       ---------

Total Liabilities and Stockholders'
Equity                                   $ 133,082      $  37,916       $  79,439       $ 150,350       $   5,000
                                         =========      =========       =========       =========       =========

Interest Rate Sensitivity gap                  718        (17,565)        (39,183)         29,756          77,901
                                         =========      =========       =========       =========       =========

Cumulative gap                                 718        (16,847)        (56,030)        (26,274)         51,627
                                         =========      =========       =========       =========       =========





                                              Not
                                             Rate
                                            Sensitive        Total
                                            -------------------------
Commercial loans                            $       0       $ 190,555
Mortgage loans                                      0          43,834
Installment loans                                   0          93,489
Total loans                                         0         327,878
                                            ---------       ---------

Securities-taxable                              8,172          99,378
Securities-tax free                                 0          32,452
Total Securities                                8,172         131,830
                                            ---------       ---------

Interest-bearing deposits with bank                 0           2,478
Federal funds sold                                  0           3,400
Total Money Market Assets                           0           5,878
                                            ---------       ---------

Total Earning Assets                            8,172         465,586
Non-earning assets                             22,082          22,082
Allowance for credit losses                    (4,283)         (4,283)
                                            ---------       ---------
      Total Assets                          $  25,971       $ 483,385
                                            =========       =========

Interest-bearing demand deposits            $       0       $  51,240
Savings deposits                                    0          42,017
Time deposits $100,000 and over                     0          69,341
Other time deposits                                 0         178,014
Total Interest-Bearing Deposits                     0         340,612
                                            ---------       ---------

Borrowed funds and other
   Interest-bearing liabilities                     0          65,175
                                            ---------       ---------

Total Interest-Bearing Liabilities                  0         405,787
Demand deposits                                39,427          39,427
Other liabilities                               3,492           3,492
Stockholders' equity                           34,679          34,679
                                            ---------       ---------

Total Liabilities and Stockholders'
Equity                                      $  77,598       $ 483,385
                                            =========       =========

Interest Rate Sensitivity gap                 (51,627)
                                            =========

Cumulative gap



         The Company's computerized simulation modeling system also measures exposure to interest rate risk, taking into account a growing balance sheet under various interest rate scenarios. As of December 31, 1998, the modeling system provided results which were within policy guidelines of plus or minus ten percent assuming a 200 basis point shift in market interest rates.

LIQUIDITY

         The term "liquidity" refers to the ability of the Company to generate sufficient amounts of cash to meet its cash-flow needs. Liquidity is required to fulfill the borrowing needs of the Company's credit customers and the withdrawal and maturity requirements of its deposit customers, as well as to meet other financial commitments. Cash and cash equivalents (cash and due from banks and federal funds sold) are the Company's most liquid assets. At December 31, 1998 cash and cash equivalents totaled $13.4 million, compared to the December 31, 1997 level of $14.7 million. Financing activities provided $50.0 million and operating activities provided $6.8 million of cash and cash equivalents during the year while investing activities utilized $58.0 million. The cash flow provided by financing activities is due to deposit growth and an increase in borrowed funds outstanding while the funds provided by operating activities pertains to interest payments received on loans and investments. The cash used in investing activities consists of loan proceeds and security purchases.

         Core deposits, which represent the Company's primary source of liquidity, averaged $299.5 million in 1998, an increase of $18.3 million, or 7%, from the $281.2 million average in 1997. This increase in average core deposits was supplemented with a $7.8 million increase in average jumbo certificates and a $20.3 million increase in average borrowed funds and other interest-bearing liabilities.

         The Company has other potential sources of liquidity, including repurchase agreements. Additionally, the Company can borrow on credit lines established at several correspondent banks and at the Federal Home Loan Bank of Pittsburgh. The Federal Reserve Discount Window also provides a funding source of last resort.

CAPITAL

         A strong capital base is essential to the continued growth and profitability of the Company and in that regard the maintenance of appropriate levels of capital is a management priority. The Company's principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide for future growth, while at the same time complying with all regulatory standards. As more fully described in Note 12 to the financial statements, regulatory authorities have prescribed specified minimum capital ratios as guidelines for determining capital adequacy to help insure the safety and soundness of financial institutions.

         As a result of the significant growth the Company has experienced in recent years, capital ratios, although well above the regulatory minimums, had been steadily decreasing. Based on management's intent to maintain a well-capitalized status as well as a desire to attract new shareholders, 144,000 shares of stock were offered and sold in 1995 resulting in an increase of $3.6 million of Tier 1 capital. On May 15, 1996, stockholders voted to increase the number of authorized shares from 1,500,000 to 5,000,000.

         The following schedules present information regarding the Company's risk-based capital at December 31, 1998, 1997 and 1996 and selected other capital ratios.


                                CAPITAL ANALYSIS
                             (dollars in thousands)

-----------------------------------------------------------------------------------------------
                                                                         December 31
                                                              1998          1997        1996
Tier I Capital:
   Shareholders' equity                                      $ 33,887     $ 30,483     $ 27,247
                                                             --------     --------     --------
      Total Tier I Capital                                   $ 33,887     $ 30,483     $ 27,247
                                                             --------     --------     --------
Tier II Capital:
   Allowable portion of allowance for
   credit losses                                             $  4,157     $  3,483     $  3,167
                                                             --------     --------     --------
Total Risk-Based Capital                                     $ 38,044     $ 33,966     $ 30,414
                                                             --------     --------     --------
Total Risk-Weighted Assets                                   $332,519     $278,680     $265,366
                                                             ========     ========     ========
-----------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                          CAPITAL RATIOS
---------------------------------------------------------------------------------------------------------------------
                                                                                              December 31
                                                                 Regulatory
                                                                  Minimum         1998          1997           1996
Total Risk-Based Capital                                           8.00%         11.45%        12.19%         11.46%
Tier I Risk-Based Capital                                          4.00%         10.19%        10.94%         10.27%
Tier I Leverage Ratio                                              3.00%          7.10%         7.28%          7.41%
Return on Assets                                                    N/A           1.13%         1.16%          1.13%
Return on Equity *                                                  N/A          15.29%        15.85%         14.83%
Equity to Assets Ratio*                                             N/A           7.17%         7.37%          7.42%
Dividend Payout Ratio                                               N/A          33.35%        30.06%         30.40%
---------------------------------------------------------------------------------------------------------------------

*Includes the effect of SFAS 115 in the amount of $791,000 in 1998, $1,097,000 in 1997 and $384,000 in 1996.

         It is the philosophy of Management and the Board of Directors to increase capital primarily through the retention of earnings During 1995, the Bank offered and sold 144,000 shares of stock increasing the number of outstanding shares to 991,504. In 1996, the Board approved a 10% stock dividend which resulted in the issuance of 98,920 new shares and which increased the total number of shares outstanding to 1,090,424. During 1997, the Board of Directors again approved the payment of a 10% stock dividend adding 108,756 new shares and increasing the total number of shares outstanding to 1,199,180. In 1998, shareholders received a 100% stock dividend which doubled the outstanding shares to the current 2,398,360.

         During 1998, regulatory capital increased $3.4 million due to the retention of earnings after paying $1.7 million in cash dividends. As of December 31, 1998, there were 2,601,640 shares of stock available for future sale or stock dividends. The approximate number of stockholders of record at December 31, 1998 was 900. Quarterly market highs and lows, dividends paid and known market makers are highlighted in the Investor Information section of this Annual Report. Refer to Note 12 to the financial statements for further discussion of capital requirements and dividend limitations.

ECONOMIC CONDITIONS AND FORWARD OUTLOOK

         Economic conditions affect financial institutions, as they do other businesses, in a number of ways. Rising inflation affects all businesses through increased operating costs but affects banks primarily through the manner in which they manage their interest sensitive assets and liabilities in a rising rate environment. Economic recession can also have a material effect on financial institutions as the assets and liabilities affected by a decrease in interest rates must be managed in a way that will maximize the largest component of a bank's income, that being net interest income. Recessionary periods may also tend to decrease borrowing needs and increase the uncertainty inherent in the borrowers' ability to pay previously advanced loans. Additionally, reinvestment of investment portfolio maturities can pose a problem as attractive rates are not as available. Management closely monitors the interest rate risk of the balance sheet and the credit risk inherent in the loan portfolio in order to minimize the effects of fluctuations caused by changes in general economic conditions.

         When 1998 began, the Federal funds rate was 5.50%, the prime rate was 8.50%, and the thirty year Treasury bond was yielding 5.96%. At the same time, inflationary fears and problems in Asia were sending mixed signals but were providing upward pressure on interest rates as a majority of economists were leaning toward a Fed tightening during the first half of 1998. As recent as July, the Federal Open Market Committee minutes reveal that the risk of inflation was greater than the risk of weakness in the economy, but any change in policy was deferred. During the third quarter, foreign markets in Japan, Russia and Latin America were experiencing further weakness and reduced the chances of inflationary pressure domestically. In September, further pressures from abroad and the adverse consequences on domestic activity resulted in the Fed reducing the federal funds rate by 1/4 of a percentage point with a bias toward further easing. During the next seven weeks, a second and third round of rate cuts followed resulting in the current federal funds rate of 4.75% and the corresponding reduction in the prime lending rate to 7.75%. As of year end, the yield on the thirty year Treasury bond was down eighty-one basis points to 5.15%. Economic forecasts point toward a continued slowing in the expansion of economic activity during 1999 and the possibility of further rate cuts, although underlying forces could affect interest rates in either direction. With this in mind, management maintains a philosophy of not attempting to predict future rate movements but rather on focusing efforts to maintain earnings momentum in various rate environments.

         The Company is currently working to address the potential impact of the Year 2000 issue on the processing of date sensitive information. The Year 2000 issue is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. In order to address the issues, the Company is utilizing both internal and external resources to identify and modify where necessary to ensure Year 2000 compliance. We believe that the risk lies in the fact that if our customers and suppliers are not Year 2000 compliant, it can cause our plan to fail. The Company's Year 2000 Committee has conducted a comprehensive review of its computer systems and has adopted a five-step approach to correct any potential problem: Awareness, Assessment, Renovation, Validation and Implementation. We have conducted training seminars for both our employees and our customers in order to raise awareness for the project. We have analyzed all of our vendors, loan and deposit customers, and computerized systems to determine those who are mission critical to the success of our plan. Each vendor and customer has been contacted to determine its state of Y2K compliance. Any vendor that does not meet the Company's compliance standards will be addressed on an individual basis. By the end of the second quarter of this year, all of our critical systems will have been renovated for Year 2000 readiness and they will have been put through extensive testing to prove compliance with the century date change. Additionally, exhaustive contingency plans have been formulated for both remediation concerns and for business resumption efforts. The final phase in assuring compliance is comprised of the efforts that we must take to ensure a smooth transition into 2000. In this phase, liquidity, physical plant, and communications issues are addressed. The Year 2000 Project Team has projected that the cost of Year 2000 compliance would be minimal and would not have a negative impact on the earnings of the Company. It is also not anticipated that the Year 2000 issue will have a significant negative impact on the operations of the Company, but no assurance can be made that the systems of others that the Company relies upon will be compliant.

         As of this writing, the Company was not aware of any pronouncements or legislation that would have a material impact on the results of operations.

                                    BUSINESS

The Company

         First National Community Bancorp, Inc. is a Pennsylvania corporation, incorporated in 1997. The company is registered as a bank holding company under the Bank Holding Company Act of 1956. The company became an active bank holding company on July 1, 1998, when it acquired all of the outstanding shares of First National Community Bank. The bank is a wholly-owned subsidiary of the company.

         The company's primary activity consists of owning and operating the bank, which provides customary retail and commercial banking services to individuals and businesses. The bank provides practically all of the company's earnings as a result of its banking services.

The Bank

         The bank was established as a national banking association in 1910 as "The First National Bank of Dunmore." Based upon shareholder approval received at a Special Shareholders' Meeting held October 27, 1987, the bank changed its name to "First National Community Bank," effective March 1, 1988. The Bank's operations are conducted from offices located in Lackawanna and Luzerne Counties, Pennsylvania:

          o    the Main Office in Dunmore;
          o    the downtown Scranton branch (established 1980);
          o    the Dickson City branch (opened December 1984);
          o    the Fashion Mall office, Scranton/Carbondale Highway (opened July
               1988);
          o    the Wilkes-Barre branch (opened July 1993);
          o    the Pittston Plaza Office (opened April 1995);
          o    the Kingston Office (opened August 1996); and
          o    the Exeter Office (opened November 1998).

The bank provides the usual commercial banking services to individuals and businesses, including a wide variety of deposit instruments. Consumer loans include both secured and unsecured installment loans, fixed and variable rate mortgages, home equity term loans and Lines of Credit and "Instant Money" overdraft protection loans. Additionally, the bank is in the business of underwriting indirect auto loans that various auto dealers in northeastern Pennsylvania originate and, in 1999, the bank began to originate dealer floor plan loans. MasterCard and VISA personal credit cards are available through the bank, as well as the FNCB Check Card which allows customers to access their checking account at any retail location that accepts VISA and serves the dual purpose of an ATM card. In the commercial lending field, the bank offers demand and term loans, either secured or unsecured, letters of credit, working capital loans, accounts receivable, inventory or equipment financing loans, and commercial mortgages. In addition, the bank offers MasterCard and VISA processing services to its commercial customers, as well as Auto Cash Manager that is a personal computer-based, menu-driven product that allows our business customers to have direct access to their account information and the ability to perform certain daily transactions from their place of business.

         As a result of the bank's affiliation with INVEST, our customers are able to access alternative products such as mutual funds, annuities, stock and bond purchases, etc. directly from our INVEST representative. The bank also offers customers the convenience of 24-hour banking, seven days a week, through its Money Access Center ("MAC") network. These automated teller machines are available at the following community offices:

         o Dunmore;
         o Dickson City;
         o Fashion Mall;
         o Pittston;
         o Kingston; and
         o Exeter;

as well as a remote facility in the C-Plus Mini Mart, 309 Main Street, Blakely.

         Additionally, to further enhance 24-hour banking services, Telephone Banking (Account Link), Loan by Phone, and Mortgage Link became available to customers during 1997. These services provide consumers the ability to access account information, perform related account transfers, and apply for a loan through the use of a touch-tone telephone.

         As of December 31, 1998, no material portion of the bank's deposits has been obtained from a single person or entity. An industry concentration exists with regard to the restaurant industry. Loans and letters of credit to the restaurant industry approximated $11.0 million as of December 31, 1998. A majority of these loans are secured by first mortgages on commercial properties where third-party loan payments paid directly to the bank are the primary source of repayment.

Competition

         The bank is one of two financial institutions with principal offices in Dunmore. Primary competition in the Dunmore, Scranton and Mid Valley markets comes from several commercial banks and savings and loan associations operating in these areas. Our Luzerne County offices share many of the same competitors we face in Lackawanna County as well as several banks and savings & loans that are not in our Lackawanna County market. Deposit deregulation has intensified the competition for deposits among banks in recent years. Additional competition is derived from credit unions, finance companies, brokerage firms, insurance companies and retailers.

                           SUPERVISION AND REGULATION

Securities Regulation

         The company is under the jurisdiction of the Securities and Exchange Commission and of state securities commission for matters relating to the offering and sale of its securities. In addition, the company is subject to the Securities and Exchange Commission's rules and regulations relating to periodic reporting, proxy solicitation, and insider trading.

         As a registered bank holding company, the company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956. As a bank holding company, the company's activities and those of the bank are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board, by regulation, may require that the company stand ready to use its resources to provide adequate capital funds to its bank subsidiary during periods of financial stress or adversity.

         The Bank Holding Company Act prohibits the company from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. In addition, the Bank Holding Company Act prohibits the company from engaging in or acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless the business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident to banking.

         As a Pennsylvania bank holding company for purpose of the Pennsylvania Banking Code, the company is also subject to regulation and examination by the Pennsylvania Department of Banking.

         The bank is a national bank and a member of the Federal Reserve System and its deposits are insured, up to the applicable limits, by the Federal Deposit Insurance Corporation. The bank is subject to regulation and examination by the Office of the Comptroller of the Currency, and to a lesser extent, the Federal Reserve Board and FDIC. The bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged on the loans, and limitation on the types of investments the bank may make and the types of services the bank may offer. Various consumer loans regulations also affect the operations of the bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Adequacy Guidelines

         Bank holding companies are required to comply with the Federal Reserve Board's risk based capital guidelines. The required minimum ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be "Tier I Capital," consisting principally of common stockholders' equity, less certain intangible assets. The remainder, "Tier II Capital," may consist of certain preferred stock, a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, and a limited amount of the general loan loss allowance. The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

         In addition to the risk-based capital guidelines, the Federal Reserve Board requires a banking holding company to maintain a leverage ratio of a minimum level of Tier I capital (as determined under the risk-based capital guidelines) equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. First National Community Bank is subject to almost identical capital requirements adopted by the OCC.

Prompt Corrective Action Rules

         The Federal banking agencies have regulations defining the levels at which an insured institution would be considered:

         o well capitalized;
         o adequately capitalized;
         o undercapitalized;
         o significantly undercapitalized; and
         o critically undercapitalized.

The applicable Federal bank regulator for a depository institution could, under certain circumstances, reclassify a "well-capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. A reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition (which could include unsatisfactory examination ratings). The company and the bank each satisfy the criteria to be classified as "well capitalized" within the meaning of applicable regulations.

Regulatory Restrictions on Dividends

         The bank may not, under the National Bank Act, declare a dividend without approval of the Comptroller of the Currency, unless the dividend to be declared by the bank's Board of Directors does not exceed the total of:

          o    the bank's net profits for the current year to date; plus
          o its retained net profits for the preceding two current years, less any required transfers to surplus.

In addition, the bank can only pay dividends to the extent that its retained net profits (including the portion transferred to surplus) exceed its bad debts. The Federal Reserve Board, the OCC and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends.

         Under these policies and subject to the restrictions applicable to the bank, the bank could declare, during 1999, without prior regulatory approval, aggregate dividends of approximately $6.6 million, plus net profits earned to the date of such dividend declaration.

FDIC Insurance Assessments

         The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.

         Under the risk-rated premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institutions to one of three subgroups within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier I capital to risk-based assets ratio of 6% or greater, and a Tier I leverage ratio of 5% or greater, are assigned to the well-capitalized group. As December 31, 1998, the bank was well capitalized for purposed of calculating insurance assessments.

         The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 1999 BIF assessment rates range from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. The bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

         While the bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on bonds issued by the Financing Corporation. FICO was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds.

         On September 30, 1996, as part of the omnibus budget act, Congress enacted the Deposit Insurance Funds Act of 1996, which recapitalized the Savings Association Insurance Fund and provided that commercial banks would be subject to 1/5 of the assessment to which thrifts are subject for FICO bond payments through 1999. Beginning in 2000, commercial banks and thrifts will be subject to the same assessment for FICO bonds. The FICO assessment for the bank (and for all commercial banks) for the first six months of 1999 is $.0063 for each $100 of deposits.

New Legislation

         Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. At this time, we cannot estimate whether or not legislation will be enacted and what effect the legislation might have on the company and the bank.

Interstate Banking

         Prior to the passage of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), the Bank Holding Company Act prohibited a bank holding company located in one state from acquiring a bank located in another state, unless the acquisition by the out-of-state bank holding company was specifically authorized by the law of the state where the bank to be acquired was located. Similarly, interstate branching by a single bank was generally prohibited by the McFadden Act. The Interstate Banking Act permits an adequately capitalized and adequately managed bank holding company to acquire a bank in another state whether or not the law of that other state permits the acquisition, subject to certain deposit concentration caps and approval by the Federal Reserve Board. In addition, under the Interstate Banking Act, a bank can engage in interstate expansion by merging with a bank in another state, unless the other state affirmatively opted out of the legislation before June 1, 1997. The Interstate Banking Act also permits de novo interstate branching, but only if a state affirmatively opts in by adopting appropriate legislation. Pennsylvania, Delaware, Maryland and New Jersey, as well as other states, have adopted "opt in" legislation which allows these transactions.

Employees

         As of April 16, 1999, the bank had the equivalent of 174 full-time employees. None of its employees is represented by a collective bargaining unit. The bank considers relations with its employees to be good.

Properties


                                                          Type of            Use
Property        Location                                 Ownership
1               102 East Drinker Street                     Own          Main Office
                Dunmore, PA
2               419-421 Spruce Street                       Own          Scranton Branch
                Scranton, PA
3               934 Main Avenue                             Own          Dickson City Branch
                Dickson City, PA
4               277 Scranton/Carbondale                    Lease         Fashion Mall Branch
                Highway
                Scranton, PA
5               23 West Market Street                      Lease         Wilkes-Barre Branch
                Wilkes-Barre, PA
6               1700 N. Township Blvd.                     Lease         Pittston Plaza Branch
                Pittston, PA
7               754 Wyoming Avenue                         Lease         Kingston Branch
                Kingston, PA
8               1625 Wyoming Avenue                        Lease         Exeter Branch
                Exeter, PA
9               200 S. Blakely Street                      Lease         Administrative Center
                Dunmore, PA
10              107-109 S. Blakely Street                   Own          Parking Lot
                Dunmore, PA
11              114-116 S. Blakely Street                   Own          Parking Lot
                Dunmore, PA
12              1708 Tripp Avenue                           Own          Parking Lot
                Dunmore, PA

Legal Proceedings

         Neither the company nor the bank is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of the company other than those arising in the ordinary course of business. In the opinion of management, no such proceeding will have a material adverse effect on the financial position or results of the company or the bank.

                                   MANAGEMENT

         First National Community's Board of Directors presently consists of 13 members, one-third (as nearly equal in number as possible) of whom are to be elected annually to serve for a term of three years.

         The following table sets forth the name, age and term of office of each executive officer and director of the company and the principal occupations of these individuals during the past five years. The executive officers are appointed to their respective offices annually. All directors of the company also serve as directors of the bank and the terms for both expire at the same time. Unless otherwise indicated, the principal occupation listed for a person has been that person's occupation for at least the past five years. Because a majority of persons listed served as officers or directors of the bank before First National Community was formed as its holding company in 1998, the table indicates the earliest year a person became an officer or director for the bank or the company.



                                               Principal Occupations           Director or
      Name                       Age          During Past Five Years          Officer Since
Angelo F. Bistocchi              79       Retired Restauranteur                   1971
                                          Vice President of the Board
                                          of the Bank since 1978
Michael G. Cestone               36       President,                              1988
                                          S. G. Mastriani Company
                                          (General Contractor)
Michael J. Cestone, Jr.          67       President, M. R. Co.                    1969
                                          CEO,
                                          S. G. Mastriani Company
                                          Secretary of the Board of
                                          the Bank since 1971
Joseph Coccia                    44       President,                              1998
                                          Coccia Ford, Inc. and
                                          Coccia Lincoln Mercury,
                                          Inc.
William P. Conaboy               40       Vice President,                         1998
                                          General Counsel
                                          Allied Services
Dominick L. DeNaples             61       President,                              1987
                                          F & L Realty, Corp.
                                          Vice President,
                                          DeNaples Auto Parts, Inc.
                                          and Keystone Landfill, Inc.



                                                        45




Louis A. DeNaples                58       President,                              1972
                                          DeNaples Auto Parts, Inc.
                                          and Keystone Landfill, Inc.
                                          Vice President,
                                          F & L Realty Corp.
                                          Chairman of the Board of
                                          the Bank since 1988
Joseph J. Gentile                68       President,                              1989
                                          Dunmore Oil Co., Inc.
Martin F. Gibbons                83       Partner,                                1988
                                          Gibbons Ford
Joseph O. Haggerty               59       Retired Superintendent,                 1987
                                          Dunmore School District

George N. Juba                   72       Consultant to the Bank                  1973
William S. Lance                 39       Senior Vice President since             1991
                                          1994
J. David Lombardi                50       President and Chief                     1986
                                          Executive Officer since
                                          1988
John R. Thomas                   81       Chairman of the Board                   1967
                                          Wesel Manufacturing
                                          Company (design and
                                          manufacturing of precision
                                          machinery)


Family Relationships

         Family relationships exist within the Bank between directors. Michael
J. Cestone, Jr., Secretary of the Board of Directors, is the father of Michael
G. Cestone. Dominick L. DeNaples is the brother of Louis A. DeNaples, Chairman of the Board.

The Board of Directors

         During 1998, the Board of Directors of the Company held 5 meetings. Directors received no remuneration for attendance at meetings of the Board of Directors of the Company.

         During 1998, the bank's Board of Directors held 23 meetings. Each of the directors attended at least 75% of the meetings of the bank's board of Directors for which they were scheduled, with the exception of Mr. George N. Juba.

         The directors generally function as a full board. In lieu of a nominating committee, the full Board nominates the slate for the election of the Board of Directors. In lieu of a compensation committee, the full Board appoints and sets compensation of officers and directors. In lieu of an audit committee, the full board appoints the independent outside accountants to conduct external audits of the Company's books, records and procedures and meets with the outside accountants to discuss the results of their audits. To assure maximum independence and candor in the internal audit function, management director Lombardi, who serves as President and Chief Executive Officer, does not participate in the board's deliberations when the Board receives reports from its internal auditor. During 1998, the Board held 4 meetings of this type. All non-management members attended at least 75% of the meetings for which they were scheduled except Mr. George N. Juba and Mr. Joseph Coccia.

         In 1993, the Board of Directors of the bank established a Senior Loan Committee to meet on alternating weeks as deemed necessary. Membership on this committee consists of:

          o the Chairman, President and Chief Executive Officer of the Bank (permanent members); and

          o other members of the Board of Directors (appointed on a rotating basis quarterly, with no more than three members appointed from this group at any one time.)

In 1998, there were 12 meetings of the Senior Loan Committee. Each appointed director was present for more than 75% of the meetings for which they were scheduled except Mr. Michael J. Cestone, Jr., Mr. William P. Conaboy, Mr. John
R. Thomas and Mr. George N. Juba.

Compensation of Directors

         Members of the bank's Board of Directors are compensated at the rate of $1,000 per meeting, including 4 compensated absences at full compensation, after which members are not paid for any unexcused absence, except for Mr. George N. Juba who is compensated for unlimited absences. The bank limits excused absences to non-attendance due to other bank business. The aggregate amount of Board fees paid in 1998 was $284,000. Certain directors also receive fees for additional services rendered. The aggregate amount of these fees paid in 1998 was $31,500. All directors of the bank also received an additional fee of $7,500 in 1998.

Compensation Committee Interlocks and Insider Participation

         J. David Lombardi, President and Chief Executive Officer of the company and the bank, is a member of the Board of Directors of the company and the bank. Mr. Lombardi makes recommendations to the Board of Directors regarding compensation of employees. Mr. Lombardi does not participate in conducting his own review. The entire Board of Directors votes to establish and approve the company's compensation policies.

Employment Agreements

         The bank entered into an employment agreement with Mr. J. David Lombardi, President and Chief Executive Officer, effective on January 1, 1990, and as amended September 28, 1994. On July 8, 1998, the Board of Directors of the company approved and adopted an amendment to the employment agreement which added the company as a party to the agreement. This agreement is designed to assist the company and the bank in retaining a highly qualified executive and to help insure that if the company is faced with an unsolicited tender offer proposal, Mr. Lombardi will continue to manage the company without being unduly distracted by the uncertainties of his personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

         The agreement provided for a base annual salary of $155,000 in 1998. The Board may establish additional compensation by way of salary increases, bonuses or fringe benefits from time to time. The agreement does not preclude Mr. Lombardi from serving as a director of the company and the bank and receiving related fees.

         The company may terminate the agreement with or without "just cause," as defined in the agreement, or upon death, permanent disability, or normal retirement of Mr. Lombardi, or, upon the termination of Mr. Lombardi's employment by resignation or otherwise. In the event the company terminates his employment with "just cause," Mr. Lombardi will receive a salary payment at his then effective base salary, as if his employment had not been terminated, for a period of 3 months, excluding bonuses or fringe or supplemental payments previously authorized by the Board of Directors. In the event that the company terminates him without just cause, Mr. Lombardi continues to receive, each month for a period of 2 years from the effective date of termination:

          o his monthly base salary payments from the bank at the rate in effect on the date of the termination;
          o    his Board of Directors fees; and

         o 1/12th of the average of the bonuses paid to him over the preceding 3 years.

         In the event that there is a "change in control," as defined in the agreement, and as a result of the change in control:

          o    Mr. Lombardi's employment is terminated; or
          o    his duties or authority are substantially diminished; or
          o he is removed from the office of Chief Executive Officer of the reorganized employer;

then Mr. Lombardi may terminate his employment by giving notice to the bank within 60 days of the occurrence of in the "change of control."

         Upon termination, the company is obligated to pay Mr. Lombardi the following:

          o 3 times his annual base salary as in effect on the date of the change in control;
          o    3 times his annual Board of Director's fee; and
          o    3 times the average of his bonuses for the prior 3 years.

         Subsequent to termination, Mr. Lombardi may not accept employment in any office or branch of any financial institution or subsidiary in Lackawanna County for a period of 3 years, unless severance was made by the company "without just cause."

                          COMPENSATION COMMITTEE REPORT

Board of Directors Report on Executive Compensation

         The Board of Directors of First National Community Bancorp, Inc. is responsible for the governance of the company and its subsidiary, First National Community Bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the company's shareholders, customers and the communities served by the company and the bank. To accomplish the company's strategic goals and objectives, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the company's strategic mission. The bank provides compensation to the employees of the bank. The company's employees receive no compensation.

         The fundamental philosophy of the company's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by the Board of Directors, 12 of whom are outside directors, and all of whom are listed below. The Board's objectives are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, dedicated, and ambitious managers, whose efforts will enhance the products and services of the bank, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of our shares.

         The compensation of the bank's top executives is reviewed and approved annually by the Board of Directors. As a guideline for review in determining base salaries, the Board uses a Regional National/Financial Industry Salary Survey that covers financial institutions that are primarily in the Pennsylvania marketplace, as well as institutions that are located outside of the Commonwealth. This survey includes more institutions than are listed on the peer group performance chart.

         Under Section 162(m) of the Internal Revenue Code, the company may not deduct certain forms of compensation in excess of $1,000,000 paid to a highly compensated executive. Based upon a review of our current compensation plans and practices, including the retirement plan and 401(k) plan, the Board concluded that no action would be taken at this time and that further review would be made during 1999.

         The Board does not deem Section 162(m) of the Internal Revenue Code to be applicable to the company at this time. The Board intends to monitor the future application of Section 162(m) to the compensation paid to its executive officers, and, in the event that this section becomes applicable, the Board intends to amend the company's compensation plans to preserve the deductibility of compensation payable under such plans.

         The Board of Directors determined that the Chief Executive Officer's 1999 salary of $155,000 is appropriate. There is, however, no direct correlation between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation and the company's 1998 performance. The increase in the Chief Executive's compensation was based on the Board's subjective determination after review of all information that it deemed relevant.

         The Board of Directors established that the 1999 compensation of the bank's executive officers increased by 5.87 % over 1998 compensation. Compensation increases were determined by the Board based on its subjective analysis of the individual's contribution to the company's strategic goals and objectives. Although the performance and increases in compensation were measured in light of these factors, there is no direct correlation between any specific criterion and the employees compensation, nor is there any specific weight provided to any such criteria in the Board's analysis. The determination by the Board is subjective after review of all information that it deemed relevant.

         General labor market conditions, the specific responsibilities of an individual, and the individual's contributions to the company's success influence total compensation opportunities available to the employees of the bank. The Board reviews individuals annually on a calendar year basis. The bank strives to offer compensation that is competitive with that offered by employers of comparable size in the industry. Through these compensation policies, the company strives to meet its strategic goals and objectives to its constituencies and to provide compensation that is fair and meaningful to its employees.

                       Submitted by the Board of Directors

          Angelo Bistocchi                          Joseph J. Gentile
          Michael G. Cestone                        Martin F. Gibbons
          Michael J. Cestone, Jr.                   Joseph O. Haggerty
          Joseph Coccia                             George N. Juba
          William P. Conaboy                        J. David Lombardi
          Dominick L. DeNaples                      John R. Thomas
          Louis A. DeNaples

                                PERFORMANCE GRAPH



                                   [GRAPHIC]

In the printed document there appears a
line graph depicted by the following plot points:







                                                                            Period Ending
  INDEX                                     12/31/93       12/31/94      12/31/95       12/31/96       12/31/97      12/31/98
-----------------------------------------------------------------------------------------------------------------------------
  First National Community Bancorp, Inc.     100.00         104.78         142.17        201.18         256.66         468.50
  NASDAQ-Total US                            100.00          97.75         138.26        170.01         208.58         293.21
  NASDAQ Bank Index                          100.00          99.64         148.38        195.91         328.02         324.90
  SNL < $500M Bank Asset-Size Index          100.00         107.55         147.13        189.37         322.82         294.76


(1) SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

                         BENEFICIAL OWNERSHIP OF SHARES

         We set forth in the following table certain information, as of April 16, 1999, regarding the beneficial ownership of the company's common stock of each director and nominee, all directors and principal officers as a group, and all persons who own beneficially more than 5% of the outstanding common stock of the company. Management knows of no persons, other than directors Louis A. DeNaples and Dominick L. DeNaples, who own beneficially more than 5% of the outstanding company stock. Unless otherwise listed, shares beneficially owned represent sole voting and investment power of the individuals named.

         We determine the securities "beneficially owned" by an individual in accordance with the definitions of "beneficial ownership" in the regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after April 16, 1999. Individuals may disclaim beneficial ownership as to certain of the securities. Unless otherwise indicated, all shares are legally owned by the reporting person individually or jointly with his spouse.

                           Beneficial Ownership Table


                                                  Shares
                                               Beneficially
                                                  Owned        Percent of Class
Angelo F. Bistocchi                               20,146            0.84
Michael G. Cestone                                 9,984            0.42
Michael J. Cestone, Jr. (1)                       36,392            1.52
Joseph Coccia                                     11,890            0.50
William P. Conaboy                                   936            0.04
Dominick L. DeNaples (2)                         162,856            6.79
Louis A. DeNaples (3)                            174,422            7.27
Joseph J. Gentile (4)                            106,346            4.43
Martin F. Gibbons                                 20,554            0.86
Joseph O. Haggerty                                 3,872            0.16
George N. Juba                                    14,644            0.61
J. David Lombardi (5)                             27,720            1.15
John R. Thomas (6)                                38,479            1.60
All directors and executive officers as a
group (14)                                       628,925           26.22

------------------------------------------
(1)  Includes 8,090 shares owned individually by his spouse.
(2)  Includes 12,000 shares held jointly with his children.
(3) Includes 2,282 shares owned individually by his spouse and 7,462 shares held jointly with his children.
(4)  Includes 21,670 shares owned individually by his spouse.
(5) Includes 144 shares held by his minor children. (6) Includes 5,400 shares owned individually by his spouse.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

         Some of the directors and officers of the bank and the companies with which they are associated were customers of, and had banking transactions with, the bank in the ordinary course of its business during 1998 and the bank expects to have such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and in the opinion of the Board of Directors of the Bank, do not involve more than a normal risk of collectibility or present other unfavorable features.

         At March 31, 1999, the outstanding principal amount of indebtedness to the bank owed by directors and executive officers and their associates, who were indebted to the bank on that date, aggregated $17.3 million which represented approximately 50% of the bank's equity capital accounts.

                            DESCRIPTION OF SECURITIES

Common Stock

         The company is authorized to issue 5,000,000 shares of common stock, par value $1.25 per share. At December 31, 1998, the company had 2,601,640 authorized but unissued shares. The Board of Directors may issue shares of common stock without shareholder approval, as long as, there are authorized but unissued shares available. Issuance of these shares could cause a dilution of the book value of the stock and the voting power of shareholders. Shareholders are entitled to 1 vote per share on all matters presented to them and have no cumulative voting rights in the election of directors.

         The common stock has no preemptive, subscription, or conversion rights, redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends as declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

Legal Opinion

         Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania, Special Counsel to the company and bank, has delivered an opinion to the effect that the shares of common stock to be issued in connection with the plan will be, when issued and delivered pursuant to the terms of the plan, fully paid and non-assessable by the company.

Anti-Takeover Provisions

         Under the Pennsylvania Business Corporation Law of 1988, the Articles of Incorporation and the By-laws of the company, there are 12 provisions that may be deemed to be "anti-takeover" in nature that are applicable to the company. Two of these provisions are:

          o    the authorization of 5,000,000 shares of common stock; and

          o the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

The additional shares of common stock and the elimination of preemptive rights to the stock provide the Board of Directors of the company with as much flexibility as possible to issue additional shares, without further shareholder approval for proper corporate purposes, including:

          o    financing,
          o    acquisitions,
          o    stock dividends,
          o    stock splits,
          o    employee incentive plans and
          o    other similar purposes.

However, these additional shares may also be used by the Board of Directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over the company.

         The company's By-Laws include provisions for a classified board. The Board of Directors believes that a classified board helps to assure continuity and stability of corporate leadership and policy. In addition, a classified board helps to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid and may also be "anti-takeover" in nature. In addition, a classified board makes it more difficult for a majority of the shareholders to change the composition of the Board of Directors even though this may be considered desirable for them.

         Another provision that could be considered "anti-takeover" in nature is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the Pennsylvania law. The Board of Directors believes that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. Although the company has approximately 900 shareholders, the Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

         Provisions in the company's Articles of Incorporation and By-laws require action by a majority of the Board of Directors, the Chairman, the President or the Executive Committee of the company to call a Special Meeting of Shareholders. The company's By-laws may be amended by a majority vote of the members of the Board of Directors, subject to the affirmative vote of at least 75% of the issued and outstanding shares to change any amendment to the By-laws previously approved by the Board of Directors. These provisions ensure that any extraordinary corporate transaction can be effected only if it received a clear mandate from the shareholders and/or the directors.

         Other provisions that may be considered "anti-takeover" are the requirements in the company's Articles of Incorporation that:

          o the affirmative vote of the holders of at least 75% of the outstanding shares of the company's common stock is required to approve any merger, consolidation, dissolution or liquidation of the company or the sale of all or substantially all of its assets; or
          o the holders of at least 51% of the outstanding shares of common stock of the company when at least a majority of Directors have approved such transaction.

These provisions ensure that any extraordinary corporate transaction can be effected only if it receives a clear mandate from the shareholders. These provisions may give the company's management a veto power over certain acquisitions regardless of whether the acquisition is desired by or beneficial to a majority of the shareholders. The provisions assist management in retaining their present positions. Also, these provisions may give the holders of a minority of the company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the company, and the sale of all or substantially all of its assets even if management and/or a majority of the shareholders believes the transaction to be desirable and beneficial. Without these provisions, the affirmative vote of at least a majority of the company's shares outstanding and entitled to vote would be required to approve any merger, consolidation, dissolution, liquidation, and the sale of all of its assets.

         Another anti-takeover provision in the Articles of Incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

          o the impact the acquisition of the company would have on the community;
          o the effect the acquisition has on shareholders, employees, depositors, suppliers and customers; and
          o    the reputation and business practices of the tender offeror.

This provision permits the Board of Directors to recognize the responsibilities to these constituent groups and to the company and its subsidiaries and the communities that they serve.

         In addition to the provisions already described, under Pennsylvania law, there are 4 additional provisions that may be deemed to be "anti-takeover" in nature. These provisions apply to corporations that have their securities registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934. The company's common stock is registered with the SEC. As shareholders of a registered corporation, the company's shareholders do not have a right to call a meeting of shareholders nor do they have a right to propose an amendment to the company's Articles of Incorporation. These provisions prevent the calling of a special meeting of shareholders for the purpose of considering a merger, consolidation or other corporate combination that does not have the approval of a majority of the members of the Board of Directors. The provision may have the effect of making the company less attractive as a potential takeover candidate by depriving shareholders of the opportunity to initiate special meetings at which a possible business combination might be proposed.

         In the opinion of the Board of Directors, the elimination of these two rights discourages attempts by shareholders to disrupt the business of the company between annual meetings of the shareholders by calling a special meeting. Furthermore, these provisions provide a greater time for consideration of any shareholder proposal to the extent that the proposal must be deferred until the next annual meeting of shareholders and must comply with certain notice requirements and proxy solicitation rules in advance of the meeting. These provisions do not affect the calling of a special meeting by the Chairman of the Board or by a majority of the members of the Board of Directors or of its Executive Committee if, in their judgment, there are matters to be acted upon which are in the best interests of the company and its shareholders.

         Another provision to which the company is subject, assures that all shareholders will receive the "fair value" for their shares as the result of a "control transaction." "Fair value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the company, that may not be reflected in such price. "Control transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the company that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the company. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the company for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

         It has become a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in an company and, then, to acquire the remaining equity interest in the company by paying a price for the remaining shares that is lower than the price paid to acquire control or is in a less desirable form of consideration. Frequently, these securities do not have an established trading market at the time of issue. The Board of Directors considers these "two-tier pricing" tactics to be unfair to the company's shareholders. By their very nature, these tactics tend, and are designed, to cause concern on the part of shareholders that if they do not act promptly, they risk either:

          o being relegated to the status of minority shareholders in a controlled company; or
          o    being forced to accept a lower price for all of their shares.

Thus, two-tier pricing unduly pressures shareholders into selling their shares as quickly as possible, either to the purchaser or in the open market, without having a genuine opportunity to make a considered investment choice between:

          o    remaining a shareholder of the company; or
          o    disposing of their shares.

These sales facilitate the purchaser's acquisition of a sufficient interest in the company and enable the purchaser to force the exchange of the remaining shares for a lower price.

         While legislators designed the fair price provision to help assure fair treatment of all shareholder's vis-a-vis other shareholders in the event of a takeover, the legislature did not enact the fair price provision to assure that shareholders receive a premium price for their shares in a takeover. The fair price provision does not preclude the Board of Directors' opposition to future takeover proposals that it believes are in the best interests of the company and its shareholders, whether or not the proposals satisfy the minimum price, form of consideration and procedural requirements of the fair price provision.

         Another Pennsylvania provision relates to a "Business Combination" involving a registered corporation. Business combination means any one of the following transactions involving an "interested shareholder":

          o a merger or consolidation of the company with an interested shareholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested shareholder;
          o a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder or any affiliate or associate of the interested shareholder of the assets of the company or any subsidiary of the company having an aggregate market value equal to 10% or more of the consolidated assets, of all outstanding shares or of the consolidated earning power and net income, of the company;
          o the issuance or transfer by the company or any subsidiary of any shares of the company or any subsidiary which has an aggregate market value at least equal to 5% of the aggregate market value of all outstanding shares to an interested shareholder or any affiliate or associate;
          o the adoption of any plan for the liquidation or dissolution of the company proposed by, or under the terms of any agreement with, the interested shareholder or any affiliate or associate;
          o a reclassification of securities or recapitalization of the company or any merger of consolidation of the company with any subsidiary of the company or any other transaction proposed by, or under the terms of any agreement with, the interested shareholder or any affiliate or associate, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the company owned by the interested shareholder; or
          o the receipt by the interested shareholder or any affiliate or associate of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the company.

An "Interested Shareholder" is any person that is the beneficial owner, directly or indirectly of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the company.

         The company may not engage in a business combination with an interested shareholder other than:

          o a business combination approved by the Board of Directors prior to the date on which the interested shareholder acquires at least 20% of the company's common stock or where the purchase of shares by the interested shareholder has been approved by the Board of Directors of the company;
          o a business combination approved by a majority of the votes that all shareholders would be entitled to cast, not including those shares held by the interested shareholder, at a meeting called for such purpose no earlier than three months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 70% of the votes that all shareholders would be entitled to cast in an election of Directors of the company if the business combination satisfies certain minimum conditions;
          o a business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;
          o a business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for such purpose no earlier than 5 years after the interested shareholder's share acquisition date; and
          o a business combination approved at a shareholders' meeting called for such purpose no earlier than 5 years after the interested shareholder's share acquisition date and that meets certain minimum conditions.

         The provision relating to business combinations is designed to help assure that if, despite the company's best efforts to remain independent, the company is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that arbitragers and professional investors will not profit at the expense of the company's long-term public shareholders. We note that, while the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders, in the event of a takeover, the business combination provision does not assure that shareholders will receive premium price for their shares in a takeover. The Board of Directors believes that the business combination provision would not preclude the Board of Director's opposition to any future takeover proposal that it believes not to be in the best interests of the company and its shareholders, whether or not such a proposal satisfies the requirements of the business combination provision or fair price provision or both.

         Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations. Under Subchapter G, the acquisition of shares that increase the acquiror's control of the corporation above 20%, 33 1/3% or 50% of the voting power able to elect the Board of Directors cannot be voted until a majority of disinterested shareholders approve the restoration of the voting rights of those shares in two separate votes:

          o    all disinterested shares of the corporation; and
          o    all voting shares of the corporation.

Voting rights that are restored by shareholder approval lapse if any proposed control-share- acquisition that is approved is not consummated within 90 days after shareholder approval. Furthermore, control-shares that are not accorded voting rights or whose rights lapse regain voting rights on transfer to another person who is not an affiliate of the acquiror. If they constitute control-shares for the transferee, the transferee must comply with the subchapter too. If the acquiror does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if shareholders deny voting rights or if they lapse, the company may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

         Subchapter H of Chapter 25 also applies to registered corporations. Under Subchapter H, a control person, a person who owns shares with 20% or more voting power, must disgorge any profits from the disposition of any equity securities to the company, if the disposition occurs within 18 months of becoming a control person and the security was acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

         The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the company's common stock at that time. In addition, these provisions may have the effect of assisting the company's current management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the company's business.


                                  LEGAL MATTERS

         The legality of the shares of First National common stock to be issued in connection with the plan and certain other legal matters relating to the transaction will be passed upon by the law firm of Shumaker Williams, P.C., Camp Hill, Pennsylvania, Special Counsel to the company.

                                     EXPERTS

         The consolidated financial statements of First National Community Bancorp, Inc. and subsidiary as of December 31, 1998, and 1997, and for each of the years in the two-year period ended December 31, 1998, included in this proxy statement have been audited by Demetrius & Company, LLC., independent certified public accountants, as indicated in its report with respect to the financial statements and are included in reliance upon the authority of the firm as experts in accounting and auditing. The consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996, were audited by other auditors whose report, dated January 21, 1997, expressed an unqualified opinion on those statements.

         The consolidated statements of income, changes in stockholders' equity and cash flows of First National Community Bank and Subsidiary for the year ended December 31, 1996, included in this proxy statement have been audited by Robert Rossi & Co., Olyphant, Pennsylvania, independent certified public accountants, as indicated in its report with respect to the financial statements and are included in reliance upon the authority of the firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         First National Community is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by First National Community can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:\\www.sec.gov.

         First National Community has filed a Registration Statement on Form S-1 under the Securities Act of 1933 with the Commission, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits to the Registration Statement on file with the Commission pursuant to the Securities Act and the Commission's rules and regulations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statement of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996, were audited by other auditors whose report dated January 21, 1997, expressed an unqualified opinion on those statements.

We conducted our audits, in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of First National Community Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



Demetrius & Company, L.L.P.

Wayne, New Jersey
January 19, 1999

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                      1998           1997
                                                                  ------------   ------------
ASSETS
Cash and cash equivalents:
   Cash and due from banks                                        $ 10,026,909   $  9,231,033
   Federal funds sold                                                3,400,000      5,450,000
                                                                  ------------   ------------
      Total cash and cash equivalents                               13,426,909     14,681,033

Interest-bearing balances with financial institutions                2,478,000      1,586,000
Securities:
   Available-for-sale, at fair value                               124,660,971    114,797,633
   Held-to-maturity, at cost (fair value $714,061 and $680,135)        711,213        678,049
   Federal Reserve Bank and FHLB stock, at cost                      6,457,900      5,891,100
Net loans                                                          324,609,886    280,730,567
Bank premises and equipment                                          4,812,507      4,095,717
Accrued interest receivable                                          2,656,614      3,006,367
Other assets                                                         3,571,036      2,868,414
                                                                  ------------   ------------
       TOTAL ASSETS                                               $483,385,036   $428,334,880
                                                                  ============   ============
LIABILITIES
Deposits:
   Demand                                                         $ 39,426,668   $ 34,994,825
   Interest-bearing demand                                          51,239,606     50,702,813
   Savings                                                          42,017,322     39,700,320
   Time ($100,000 and over)                                         69,341,302     53,757,354
   Other time                                                      178,013,890    166,512,287
                                                                  ------------   ------------
      Total deposits                                               380,038,788    345,667,599

Borrowed funds                                                      65,175,582     47,834,596
Accrued interest payable                                             2,587,081      2,199,618
Other liabilities                                                      904,955      1,053,291
                                                                  ------------   ------------
      Total liabilities                                           $448,706,406   $396,755,104
                                                                  ============   ============
STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
   Authorized: 5,000,000 shares
   Issued and outstanding: 2,398,360 shares in 1998 and
      1,199,180 shares in 1997                                    $  2,997,950   $  1,498,975
Additional paid-in capital                                           6,267,107      6,267,107
Retained earnings                                                   24,622,218     22,716,763
Accumulated other comprehensive income                                 791,355      1,096,931
                                                                  ------------   ------------
   Total stockholders' equity                                       34,678,630     31,579,776
                                                                  ------------   ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $483,385,036   $428,334,880
                                                                  ============   ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              For The Years Ended December 31, 1998, 1997 and 1996

                                                             1998          1997             1996
                                                         ------------   ------------    ------------
INTEREST INCOME
Interest and fees on loans                               $ 25,558,631   $ 23,728,649    $ 20,919,180
                                                         ------------   ------------    ------------
Interest and dividends on securities:
U.S. Treasury and government agencies                       5,831,281      4,884,634       3,006,414
State and political subdivisions                            1,707,443      1,570,552       1,625,971
Other securities                                              408,204        262,013         124,790
                                                         ------------   ------------    ------------
   Total interest and dividends on securities               7,946,928      6,717,199       4,757,175
                                                         ------------   ------------    ------------
Interest on balances with financial institutions              178,439        170,395         100,590
Interest on federal funds sold                                222,179        289,800         293,554
                                                         ------------   ------------    ------------
   TOTAL INTEREST INCOME                                   33,906,177     30,906,043      26,070,499
                                                         ============   ============    ============

INTEREST EXPENSE
Interest-bearing demand                                     1,225,361      1,110,095         937,285
Savings                                                     1,000,539      1,038,157       1,162,953
Time ($100,000 and over)                                    3,264,981      2,826,583       2,420,743
Other time                                                  9,763,746      9,252,860       7,750,313
Interest on borrowed funds                                  3,206,476      2,098,314       1,034,540
                                                         ------------   ------------    ------------
   TOTAL INTEREST EXPENSE                                  18,461,103     16,326,009      13,305,834
                                                         ============   ============    ============

Net interest income before provision for credit losses     15,445,074     14,580,034      12,764,665
Provision for credit losses                                   920,000      1,110,000         820,000
                                                         ------------   ------------    ------------

NET INTEREST INCOME AFTER
 PROVISION FOR CREDIT LOSSES                               14,525,074     13,470,034      11,944,665
                                                         ------------   ------------    ------------

OTHER INCOME
Service charges                                               780,443        758,560         692,716
Net gain/(loss) on the sale of securities                     124,908         (8,031)        130,023
Net gain on the sale of other real estate                      46,522        377,192           1,025
Net gain on the sale of other assets                                0        155,437               0
Other                                                         631,005        344,394         274,987
                                                         ------------   ------------    ------------
   TOTAL OTHER INCOME                                       1,582,878      1,627,552       1,098,751
                                                         ------------   ------------    ------------
OTHER EXPENSES
Salaries and employee benefits                              4,749,016      4,441,399       4,076,192
Occupancy expense                                             869,112        841,644         811,979
Equipment expense                                             676,994        609,695         484,423
Other operating expense                                     3,128,155      2,946,026       2,530,998
                                                         ------------   ------------    ------------
   TOTAL OTHER EXPENSES                                     9,423,277      8,838,764       7,903,592
                                                         ------------   ------------    ------------

INCOME BEFORE INCOME TAXES                                  6,684,675      6,258,822       5,139,824
Provision for income taxes                                  1,577,408      1,615,850       1,265,214
                                                         ------------   ------------    ------------

NET INCOME                                               $  5,107,267   $  4,642,972    $  3,874,610
                                                         ============   ============    ============
NET INCOME PER SHARE                                     $       2.13   $       1.94    $       1.62
                                                         ============   ============    ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For The Years Ended December 31, 1998, 1997 and 1996


                                                                 1998            1997            1996
                                                             ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received                                            $ 34,494,684    $ 30,612,970    $ 25,723,197
Fees and commissions received                                   1,411,448       1,102,955         992,084
Interest paid                                                 (18,073,640)    (16,153,652)    (13,208,307)
Cash paid to suppliers and employees                           (9,087,534)     (8,697,078)     (7,834,212)
Income taxes paid                                              (1,942,398)     (1,608,001)     (1,230,000)
                                                             ------------    ------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       6,802,560       5,257,194       4,442,762
                                                             ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
   Proceeds from maturities                                     1,500,000               0               0
   Proceeds from sales prior to maturity                       14,451,152       8,920,368      25,175,471
   Proceeds from calls prior to maturity                       46,533,293      17,251,245       6,941,547
   Purchases                                                  (73,549,655)    (63,401,519)    (45,969,659)
Securities held to maturity:
   Proceeds from calls prior to maturity                          256,626               0               0
   Purchases                                                     (231,559)       (655,287)              0
Net (increase)/decrease in interest-bearing bank balances        (892,000)      1,185,000      (1,996,000)
Net increase in loans to customers                            (44,752,797)    (21,583,667)    (31,030,999)
Capital expenditures                                           (1,369,944)       (684,379)     (1,044,562)
                                                             ------------    ------------    ------------
NET CASH USED IN INVESTING ACTIVITIES                         (58,054,884)    (58,968,239)    (47,924,202)
                                                             ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market demand,
   NOW accounts, and savings accounts                           7,285,640       5,766,570       9,362,879
Net increase in certificates of deposit                        27,085,551      18,932,575      35,866,961
Net increase in borrowed funds                                 18,180,986      26,655,537       7,065,285
Repayment of debt                                                (851,140)        (75,852)        (71,483)
Cash dividends paid                                            (1,702,837)     (1,395,743)     (1,177,704)
Cash paid in lieu of fractional shares in conjunction with
   10% stock dividend                                                   0         (11,132)         (6,050)
                                                             ------------    ------------    ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                      49,998,200      49,871,955      51,039,888
                                                             ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                            (1,254,124)     (3,839,090)      7,558,448
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 14,681,033      18,520,123      10,961,675
                                                             ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 13,426,909    $ 14,681,033    $ 18,520,123
                                                             ============    ============    ============

RECONCILIATION OF NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES:
Net Income                                                              $ 5,107,267    $ 4,642,972    $ 3,874,610
                                                                        -----------    -----------    -----------
Adjustments to reconcile net income to net cash Provided by operating activities:
Amortization and accretion, net                                             238,755         66,408         (4,622)
Depreciation and amortization                                               653,154        611,637        491,602
Provision for credit losses                                                 920,000      1,110,000        820,000
Provision for deferred taxes                                               (306,402)       (46,495)        61,064
Loss/(Gain) on sale of securities                                          (124,908)         8,031       (130,023)
Gain on sale of other real estate                                           (46,522)      (377,192)        (1,025)
Gain on sale of other assets                                                      0       (155,437)             0
Increase in interest payable                                                387,463        172,244         97,527
Increase in taxes payable                                                   (16,215)        16,215              0
Increase (decrease) in accrued expenses and other liabilities               128,145        231,801        174,875
Decrease (increase) in prepaid expenses and other assets                   (487,930)      (663,509)      (598,566)
Decrease (increase) in interest receivable                                  349,753       (359,481)      (342,680)
                                                                        -----------    -----------    -----------
Total adjustments                                                         1,695,293        614,222        568,152
                                                                        -----------    -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                               $ 6,802,560    $ 5,257,194    $ 4,442,762
                                                                        ===========    ===========    ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

             FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
              For The Years Ended December 31, 1998, 1997 and 1996





                                                   COMP-
                                                  REHEN-          CONNON          STOCK        ADD'L
                                                   SIVE           ------          -----       PAID-IN           RETAINED
                                                  INCOME          SHARES          AMOUNT       CAPITAL           EARNINGS
                                             --------------- --------------  --------------  -------------- ----------------
  BALANCES, DECEMBER 31, 1995                                       991,504      $1,239,380      $6,267,107      $17,049,405
     Comprehensive Income:
        Net income for the year                   $3,874,610                                                       3,874,610
        Other comprehensive income, net of tax:
           Unrealized loss on securities
            available-for-sale, net of deferred
            income tax benefit of $312,670          (476,925)
           Reclassification adjustment              (130,023)
        Total other comprehensive income,
          net of tax                                (606,948)
                                             ---------------
     Comprehensive Income                         $3,267,662
                                             ===============
     Cash dividends paid, $0.49 per share                                                                         (1,177,704)
       10% stock dividend                                            98,920         123,650                         (129,700)
                                                             --------------  --------------  -------------- ----------------
  BALANCES, DECEMBER 31, 1996                                     1,090,424      $1,363,030      $6,267,107      $19,616,611
     Comprehensive Income:
        Net income for the year                   $4,642,972                                                       4,642,972
        Other comprehensive income, net
        of tax:
           Unrealized gain on securities
           available-for-sale, net of deferred
           income taxes of $367,211                  704,790
           Reclassification adjustment                 8,031
        Total other comprehensive income,    ---------------
          net of tax                                 712,821
                                             ---------------
     Comprehensive Income                         $5,355,793
                                             ===============
     Cash dividends paid, $0.58 per share                                                                         (1,395,743)
     10% stock dividend                                             108,756         135,945                         (147,077)
                                                             --------------  --------------  -------------- ----------------
  BALANCES, DECEMBER 31, 1997                                     1,199,180      $1,498,975      $6,267,107      $22,716,763
     Comprehensive Income:
        Net income for the year                   $5,107,267                                                       5,107,267
        Other comprehensive income, net
        of tax:
           Unrealized loss on securities
            available-for-sale, net of deferred
            income tax benefit of $157,418          (180,668)
           Reclassification adjustment              (124,908)
                                             ---------------
        Total other comprehensive income,
          net of tax                                (305,576)
                                             ---------------
     Comprehensive Income                         $4,801,691
                                             ===============
     Cash dividends paid, $0.71 per share                                                                         (1,702,837)
       100% stock dividend                                        1,199,180       1,498,975                       (1,498,975)
                                                             --------------  --------------  -------------- ----------------
  BALANCES, DECEMBER 31, 1998                                     2,398,360      $2,997,950      $6,267,107      $24,622,218
                                                             ==============  ==============  ============== ================


                                                              ACCUM-
                                                              ULATED
                                                              OTHER
                                                             COMP-
                                                              REHEN-
                                                              SIVE
                                                              INCOME           TOTAL
                                                         --------------  ---------------
  BALANCES, DECEMBER 31, 1995                                  $991,058      $25,546,950
     Comprehensive Income:
        Net income for the year                                                3,874,610
        Other comprehensive income, net of tax:
           Unrealized loss on securities
            available-for-sale, net of deferred
            income tax benefit of $312,670
           Reclassification adjustment
        Total other comprehensive income,
          net of tax                                           (606,948)        (606,948)

     Comprehensive Income

     Cash dividends paid, $0.49 per share                                     (1,177,704)
       10% stock dividend                                                         (6,050)
                                                         --------------  ---------------
  BALANCES, DECEMBER 31, 1996                                  $384,110      $27,630,858
     Comprehensive Income:
        Net income for the year                                                4,642,972
        Other comprehensive income, net
        of tax:
           Unrealized gain on securities
           available-for-sale, net of deferred
           income taxes of $367,211
           Reclassification adjustment
        Total other comprehensive income,
          net of tax                                            712,821          712,821

     Comprehensive Income

     Cash dividends paid, $0.58 per share                                     (1,395,743)
     10% stock dividend                                                          (11,132)
                                                         --------------  ---------------
  BALANCES, DECEMBER 31, 1997                                $1,096,931      $31,579,776
     Comprehensive Income:
        Net income for the year                                                5,107,267
        Other comprehensive income, net
        of tax:
           Unrealized loss on securities
            available-for-sale, net of deferred
            income tax benefit of $157,418
           Reclassification adjustment

        Total other comprehensive income,
          net of tax                                           (305,576)        (305,576)

     Comprehensive Income

     Cash dividends paid, $0.71 per share                                     (1,702,837)
       100% stock dividend                                                             0
                                                         --------------  ---------------
  BALANCES, DECEMBER 31, 1998                                  $791,355      $34,678,630
                                                         ==============  ===============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accounting and reporting policies that affect the more significant elements of First National Community Bancorp, Inc.'s (the "Company") financial statements are summarized below. They have been followed on a consistent basis and are in accordance with generally accepted accounting principles and conform to general practice within the banking industry.

NATURE OF OPERATIONS

     The Company is a registered bank holding company, incorporated under the laws of the state of Pennsylvania. It is the Parent Company of First National Community Bank (the "Bank") and its wholly owned subsidiary FNCB Realty, Inc.

     The Bank provides a variety of financial services to individuals and corporate customers through its eight banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the Bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

     FNCB Realty, Inc.'s operating activities include the acquisition, holding, and disposition of certain real estate acquired in satisfaction of loan commitments owed by third party debtors to First National Community Bank.

PRINCIPLES OF CONSOLIDATION

     On July 1, 1998, the Company acquired First National Community Bank in a business combination accounted for as a pooling of interests. The Bank became the wholly owned subsidiary of the Company through the exchange of 1,199,180 shares of its common stock for all of the outstanding stock of the Bank.

     The Company did not conduct business activities prior to the July 1, 1998 stock exchange. Accordingly, the Parent Company Only financial information included in Note 14 of these financial statements presents the Company's results of operations and cash flows for its initial period of operations commencing July 1, 1998 and ending on December 31, 1998.

     The accompanying consolidated financial statements for 1998 are based on the assumption that the companies were combined for the full year, and the financial statements of prior years have been restated to give effect to the combination. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

     Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

LOANS

     Loans are stated at face value, net of unearned discount, unamortized loan fees and costs and the allowance for credit losses. Unearned discount on installment loans is recognized as income over the terms of the loans primarily using the "actuarial method." Interest on all other loans is recognized on the accrual basis, based upon the principal amount outstanding.

     Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when management believes that the collection of interest or principal is doubtful. This is generally when a default of interest or principal has existed for 90 days or more, unless such loan is fully secured and in the process of collection. When interest accrual is discontinued, interest credited to income in the current year is reversed and interest income in prior years is charged against the allowance for credit losses. Any payments received are applied, first to the outstanding loan amounts, then to the recovery of any charged-off loan amounts. Any excess is treated as a recovery of lost interest.

LOAN IMPAIRMENT

     The Bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," in it's evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for credit losses.

LOAN FEES

     Loan origination and commitment fees, as well as certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the life of the related loans except for residential mortgage loans, where the timing and amount of prepayments can be reasonably estimated. For these mortgage loans, the net deferred fees are amortized over an estimated average life of 7.5 years. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

OTHER REAL ESTATE (ORE)

     Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which the borrower has little or no equity in collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at the lower of cost or fair value (less estimated selling cost for disposal of real estate) at the date actually or constructively received. Costs associated with the repair or improvement of the real estate are capitalized when such costs significantly increase the value of the asset, otherwise, such costs are expensed. An allowance for losses on ORE is maintained for subsequent valuation adjustments on a specific property basis.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Routine maintenance and repair expenditures are expensed as incurred while significant expenditures are capitalized. Depreciation expense is determined on the straight-line method over the following ranges of useful lives:

         Buildings and improvements                  10 to 40 years
         Furniture, fixtures and equipment            3 to 15 years
         Leasehold improvements                       5 to 30 years

ADVERTISING COSTS

     Advertising costs are charged to operations in the year incurred and totaled $341,000, $272,000 and $259,000 in 1998, 1997 and 1996, respectively.

INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

NET INCOME PER SHARE

     Net income per share of common stock is computed using the weighted average number of shares outstanding during the periods. Such shares amounted to 2,398,360 in 1998, 1997 and 1996 after giving retroactive effect to the 100% stock dividend declared in 1998 and the 10% stock dividends declared in 1997 and 1996.

COMPREHENSIVE INCOME

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS had no impact on the Company's consolidated results of operations, financial position or cash flows.

NEW FINANCIAL ACCOUNTING STANDARDS

     During 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. SFAS 133 is effective for fiscal quarters of all fiscal years beginning after June 15, 1999; earlier application is permitted. The Company does not hold or issue derivative instruments as defined by SFAS 133; and accordingly, it is the opinion of management that there will be no future impact from this recent accounting standard.

2.   RESTRICTED CASH BALANCES:


     The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 1998 was $75,000, which amount was satisfied through the restriction of vault cash.

     In addition, the Bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 1998, the amount of these balances was $1,445,000.


3.   SECURITIES:

     Securities have been classified in the consolidated financial statements according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

Available-for-sale Securities:

                                                          Gross         Gross
                                                       Unrealized     Unrealized
                                         Amortized       Holding        Holding         Fair
                                           Cost           Gains         Losses          Value
                                       ------------   ------------   ------------   ------------
            December 31, 1998
            -----------------
U.S. Treasury securities and
      obligations of U.S. government
        agencies                       $ 12,366,088   $     46,851   $     15,230   $ 12,397,709
Obligations of state and political
       subdivisions                      32,452,456      1,282,985         64,292     33,671,149
Mortgage-backed securities               77,632,136        223,008        265,218     77,589,926
Corporate debt securities                 1,001,268          3,894         12,975        992,187
Equity securities                            10,000              0              0         10,000
                                       ------------   ------------   ------------   ------------
                Total                  $123,461,948   $  1,556,738   $    357,715   $124,660,971
                                       ============   ============   ============   ============

          December 31, 1997
          -----------------
U.S. Treasury securities and
      obligations of U.S. government
        agencies                       $ 31,071,952   $     93,955   $     35,549   $ 31,130,358
Obligations of state and political
       subdivisions                      25,854,741      1,187,815              0     27,042,556
Mortgage-backed securities               56,198,923        602,305        186,509     56,614,719
Equity securities                            10,000              0              0         10,000
                                       ------------   ------------   ------------   ------------
                Total                  $113,135,616   $  1,884,075   $    222,058   $114,797,633
                                       ============   ============   ============   ============

  Held-to-maturity Securities:


                                                   Gross      Gross
                                                 Unrealized Unrealized
                                      Amortized   Holding    Holding     Fair
                                         Cost      Gains      Losses     Value
                                       --------   --------   --------   --------
           December 31, 1998
           -----------------
U.S. Treasury securities and
      obligations of U.S. government
      agencies                         $711,213   $  5,385   $  2,537   $714,061
                                       ========   ========   ========   ========

           December 31, 1997
           -----------------
U.S. Treasury securities and
      obligations of U.S. government
      agencies                         $678,049   $  3,793   $  1,707   $680,135
                                       ========   ========   ========   ========


     The following table shows the amortized cost and approximate fair value of the Bank's debt securities at December 31, 1998 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Available-for-sale              Held-to-maturity
                                          Amortized         Fair        Amortized        Fair
                                            Cost           Value         Cost            Value
                                        ------------   ------------   ------------   ------------
Amounts maturing in:
One Year or Less                        $  2,005,168   $  2,014,374   $          0   $          0
One Year through Five Years                2,232,273      2,300,203              0              0
After Five Years through Ten              14,934,112     15,343,980              0              0
Years
After Ten Years                           26,648,260     27,402,488        711,213        714,061
Mortgaged-backed Securities               77,632,135     77,589,926              0              0
                                        ------------   ------------   ------------   ------------
                                Total   $123,451,948   $124,650,971   $    711,213   $    714,061
                                        ============   ============   ============   ============


     Gross proceeds from the sale of securities for the years ended December 31, 1998, 1997, and 1996 were $14,451,152, $8,920,368, and $25,175,471, respectively with the gross realized gains being $153,291, $64,826 and $232,306, respectively, and gross realized losses being $28,383, $72,857 and $102,283, respectively.

     At December 31, 1998 and 1997, securities with a carrying amount of $73,195,096 and $51,207,254, respectively, were pledged as collateral to secure public deposits and for other purposes.


4.   LOANS:

Major classifications of loans are summarized as follows:

                                                         (dollars in thousands)
                                                           1998         1997
                                                        ---------    ---------
Real estate loans, secured by residential properties    $  98,534    $  96,030
Real estate loans, secured by nonfarm, nonresidential
     properties                                           113,020       94,236
Commercial and industrial loans                            49,796       36,790
Loans to individuals for household, family and other
     personal expenditures                                 58,799       46,174
Loans to state and political subdivisions                   8,570       10,938
All other loans, including overdrafts                         178          195
                                                        ---------    ---------
                           Gross loans                    328,897      284,363
Less:  Unearned discounts on loans                             (4)         (10)
                                                        ---------    ---------
                           Total loans                    328,893      284,353
Less:  Allowance for credit losses                         (4,283)      (3,623)
                                                        ---------    ---------
                            Net loans                   $ 324,610    $ 280,730
                                                        =========    =========

Changes in the allowance for credit losses were as follows:


                                     (dollars in thousands)
                                    1998     1997     1996
                                   ------   ------   ------
Balance, beginning of year         $3,623   $3,167   $2,800
Recoveries credited to allowance       47       43      128
Provision for credit losses           920    1,110      820
                                   ------   ------   ------
TOTAL                               4,590    4,320    3,748
Losses charged to allowance           307      697      581
                                   ------   ------   ------
Balance, end of year               $4,283   $3,623   $3,167
                                   ======   ======   ======


Information concerning the Company's recorded investment in nonaccrual and restructured loans is as follows:


                (dollars in thousands)
                     1998     1997
                   ------   ------
Nonaccrual loans
   Impaired        $    0   $    0
   Other              845      207
Restricted loans      289      744
                   ------   ------
Total              $1,134   $  951
                   ======   ======


     The interest income that would have been earned in 1998, 1997 and 1996 on nonaccrual and restructured loans outstanding at December 31, 1998, 1997 and 1996 in accordance with their original terms approximated $125,000, $99,000 and $154,000. The interest income actually realized on such loans in 1998, 1997 and 1996 approximated $51,000, $85,000 and $37,000. As of December 31, 1998, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.



5.   BANK PREMISES AND EQUIPMENT:


  Bank premises and equipment are summarized as follows:


                                       1998         1997
                                    ----------   ----------
Land                                $  783,150   $  783,150
Buildings                            2,268,485    2,236,630
Furniture, fixtures and equipment    3,889,518    3,149,059
Leasehold improvements               1,755,841    1,281,333
                                    ----------   ----------
     Total                           8,696,994    7,450,172
Less accumulated depreciation        3,884,487    3,354,455
                                    ----------   ----------
    Net                             $4,812,507   $4,095,717
                                    ==========   ==========

6.   DEPOSITS:

At December 31, 1998, time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows:


                                    (in thousands)
                       Time Deposits
                           $100,000     Other
                           and Over   Time Deposits    Total
                           --------   -------------  --------
1999                       $ 64,374     $115,319     $179,693
2000                          3,762       39,552       43,314
2001                            100       13,771       13,871
2002                          1,105        4,296        5,401
2003 and Thereafter               0        5,076        5,076
                           --------     --------     --------
Total                      $ 69,341     $178,014     $247,355
                           ========     ========     ========




7.   BORROWED FUNDS:

Borrowed funds at December 31, 1998 and 1997 include the following:


                                       1998          1997
                                    -----------   -----------
Treasury Tax and Loan Demand Note   $   437,119   $   306,948
Borrowings under Lines of Credit     64,738,463    47,527,648
                                    -----------   -----------
     Total                          $65,175,582   $47,834,596
                                    ===========   ===========


The following table presents Federal Home Loan Bank of Pittsburgh ("FHLB of Pittsburgh") advances at the earlier of the callable date or maturity date (in thousands):


                                             December 31, 1998
                                                           Weighted
                                                            Average
                                           Amount        Interest Rate
                                          -------        -------------
Within one year                           $22,977            5.89%
After one year but within two years        13,178            5.89%
After two years but within three years      8,195            5.88%
After three years but within four years       388            6.42%
After four years but within five years     15,000            5.57%
After five years                            5,000            5.15%
                                          -------
                                          $64,738
                                          -------


The FHLB of Pittsburgh advances are comprised of $49,738,000 of fixed rate advances and $15,000,000 of variable rate borrowings. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities.

At December 31, 1998, the Company had available from the FHLB of Pittsburgh an open line of credit for $14,620,000 which expires on November 24, 1999. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. At December 31, 1998 and 1997, the Company had no borrowings under this credit line. In addition, at December 31, 1998, the Company had available overnight repricing lines of credit with other correspondent banks totaling $7,000,000. There were no borrowings under these lines at December 31, 1998 or 1997.

8.   BENEFIT PLANS:


     The Bank has a defined contribution profit sharing plan which covers all eligible employees. The Bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 1998, 1997 and 1996 amounted to $250,000, $220,000, and $190,000, respectively.

     The Bank also fully funded a non-qualified deferred compensation plan in 1986 covering one of its former executive officers. The Bank is accruing the present value of its obligation for deferred compensation benefits expected to become payable under the terms of the plan. The provision for such benefits amounted to $3,800 in 1998, $4,871 in 1997, and $5,835 in 1996. Benefits paid to the former executive officer under the aforementioned non-qualified deferred compensation plan amounted to $14,375 in 1998, 1997 and 1996. At December 31, 1998 and 1997, the present value of deferred compensation payable amounted to $29,449 and $40,023 and is included in other liabilities in the accompanying balance sheet.

     During 1994, the Bank established an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan provides eligible participants to elect to defer a portion of their compensation. At December 31, 1998, elective deferred compensation amounting to $488,410 plus $138,335 in accrued interest has been recorded as other liabilities in the accompanying balance sheet.



9.   INCOME TAXES:

     The provision for income taxes included in the statement of income is comprised of the following components:



                 1998          1997           1996
             -----------    -----------    -----------
Current      $ 1,883,810    $ 1,662,345    $ 1,204,150
Deferred        (306,402)       (46,495)        61,064
             -----------    -----------    -----------
     TOTAL   $ 1,577,408    $ 1,615,850    $ 1,265,214
             ===========    ===========    ===========


     Deferred tax (liabilities) assets are comprised of the following at December 31:


                                                       1998          1997
                                                   -----------    -----------
Unrealized Holding Grains (Losses) on Securities
    Available-for-Sale                             $  (407,668)   $  (565,086)
Deferred Loan Organization Fees                       (157,105)      (131,637)
Depreciation                                          (133,665)      (127,097)
Other                                                  (23,474)             0
                                                   -----------    -----------
    Gross Deferred Tax Liability                   $  (721,912)   $  (823,820)
                                                   -----------    -----------

Reserve for Credit Losses                            1,261,338      1,011,022
Deferred Compensation                                  223,106        157,330
                                                   -----------    -----------
    Gross Deferred Tax Asset                         1,484,444    $ 1,168,352
                                                   -----------    -----------
Deferred Tax Asset Valuation Allowance                (547,838)      (593,658)
                                                   -----------    -----------
Net Deferred Tax (Liabilities) Assets              $   214,694    $  (249,126)
                                                   ===========    ===========


     The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal In come Tax Rate to pre-tax income from continuing operations as a result of the following differences:


                                         1998            1997           1996
                                      -----------    -----------    -----------
Provision at Statutory Tax Rates      $ 2,272,790    $ 2,127,999    $ 1,747,540
Add (Deduct):
Tax Effects of Non-Taxable Interest
   Income                                (828,624)      (788,744)      (732,248)
Non-Deductible Interest Expense           115,929        106,785         96,101
Other Items Net                            17,313        169,810        153,821
                                      -----------    -----------    -----------
Provision for Income Taxes            $ 1,577,408    $ 1,615,850    $ 1,265,214
                                      ===========    ===========    ===========

     The net change in the valuation allowance for deferred tax asset was a decrease of $45,820 in 1998. The change relates to a decrease in the provision for income taxes to which this valuation relates.


10.  RELATED PARTY TRANSACTIONS:


At December 31, 1998 and 1997, certain officers and directors and/or companies in which they had 10% or more beneficial ownership were indebted to the Bank in the aggregate amounts of $10,497,630 and $7,435,105. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. The Bank was also committed under standby letters of credit as described in Note 11.

During 1998, $5,679,303 of new loans were made and repayments totaled
$2,616,778.



11.  COMMITMENTS:


(a) Leases:

     The Bank conducts its Fashion Mall, Wilkes-Barre, Pittston Plaza, Kingston and Exeter branch operations from leased facilities. The Fashion Mall lease expires May 2003 and carries three additional renewal options of five years each with specified increases at the beginning of each option period. The Wilkes-Barre lease, which expires May 2003, carries three additional renewal options of five years each with specified increases at the beginning of each option period. The Pittston Plaza lease expires September 2008 and carries two additional renewal options of five years each, with specified increases at the beginning of each option period. The Kingston lease, which expires August 2006, carries two additional options of five years each with specified increases at the beginning of each option period. The Exeter lease expires August 2008 and carries four additional options of five years each with specified increases at the beginning of each option period.

     The Bank also leases office space for certain administrative and operational functions. Such lease, which expires in 1999, provides the bank the option of renewal for five successive three year periods commencing January 1, 2000; and carries specified annual rental increases.

     At December 31, 1998, the Bank was obligated under certain noncancelable leases for equipment with terms expiring over the next five years.

     The aforementioned leases have been treated as operating leases in the accompanying financial statements. Minimum future obligations under noncancelable operating leases in effect at December 31, 1998 are as follows:



                                FACILITIES                  EQUIPMENT
                                ----------                  ---------
  1999                            $280,098                    $70,962
  2000                             155,098                     44,989
  2001                             155,781                     26,765
  2002                             157,150                     10,078
  2003 and thereafter              569,056                      2,793
                                ----------                   --------
       Total                    $1,317,183                   $155,587
                                ==========                   ========

Total rental expense under operating leases amounted to $322,231 in 1998, $295,168 in 1997, and $272,355 in 1996.


(b) Financial Instruments with Off-Balance Sheet Risk:

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments include commitments to extend credit and standby letters of credit which involve varying degrees of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

     The Bank does not require collateral or other security to support financial instruments with off-balance sheet credit risk. Financial instruments whose contract amounts represent credit risk at December 31 are as follows:


                                                1998                   1997
                                                ----                   ----
Commitments to extend credit                $48,566,776            $36,695,453
Standby letters of credit                    11,203,184              8,717,944


Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $3,307,423 and $947,367 and $5,653,691 and $5,461,081 at December 31, 1998 and 1997, respectively.

(c) Concentration of Credit Risk:

     Cash Concentrations: The Bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $3,400,000 and $5,450,000; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $5,442,038 and $3,705,438 as of December 31, 1998 and 1997, respectively.

     Loan Concentrations: At December 31, 1998, 22% of the Bank's commercial loan portfolio was concentrated in loans in the restaurant industry. Substantially all of these loans are secured by first mortgages on commercial properties.



12.  REGULATORY MATTERS:


     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as "Well Capitalized" the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.



                                                                              (in thousands)
                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                              For Capital                   Prompt Corrective
                                                 Actual                   Adequacy Purposes:               Action Provisions:
                                                 ------                   ------------------               ------------------
                                           Amount         Ratio           Amount          Ratio            Amount          Ratio
                                           ------         -----           ------          -----            ------          -----
  As of December 31, 1998
       Total Capital
            (to Risk Weighted Assets)     $38,044           11.45%      >=$26,592           >=8.0%       >=$33,239          >=10.0%
        Tier I Capital
            (to Risk Weighted Assets)     $33,887           10.19%      >=$13,296           >=4.0%       >=$19,944           >=6.0%
       Tier I Capital
            (to Average Assets)           $33,887            7.10%      >=$14,314           >=3.0%       >=$23,856           >=5.0%

  As of December 31, 1997
       Total Capital
            (to Risk Weighted Assets)     $33,966           12.19%       >=22,294           >=8.0%       >=$27,868          >=10.0%
        Tier I Capital
            (to Risk Weighted Assets)     $30,483           10.94%       >=11,147           >=4.0%       >=$16,721           >=6.0%
       Tier I Capital
            (to Average Assets)           $30,483            7.28%       >=12,624           >=3.0%       >=$21,040           >=5.0%

Banking Regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $11,051,000 at December 31, 1998, subject to the minimum capital ratio requirements noted above.



13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments", (SFAS 107) requires annual disclosure of estimated fair value of on-and off-balance sheet financial instruments.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and short-term investments:

     Cash and short-term investments include cash on hand, amounts due from banks, and federal funds sold. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-Bearing balances with financial institutions:

     The fair value of these financial instruments is estimated using rates currently available for investments of similar maturities.

Securities:

     For securities held for investment purposes, the fair values have been individually determined based on currently quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:

     The fair value of loans has been estimated by discounting the future cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:

     The fair value of demand deposits, savings deposits, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds:

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                                            December 31, 1998
                                                                                       Carrying               Fair
                                                                                         Value                Value
                                                                                         -----                -----
  FINANCIAL ASSETS
            Cash and short term investments                                           $ 13,426,909        $ 13,426,909
            Interest-bearing balances with financial institutions                        2,478,000           2,478,000
            Securities                                                                 131,830,084         131,832,932
            Gross Loans                                                                328,893,297         328,626,736
  FINANCIAL LIABILITIES
            Deposits                                                                  $380,038,788        $381,215,158
            Borrowed funds                                                              65,175,582          65,650,009
  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
            Commitments to extend credit and standby letters of credit                          $0             $68,068


                                                                                          December 31, 1997
                                                                                       Carrying                Fair
                                                                                         Value                Value
                                                                                         -----                -----
  FINANCIAL ASSETS
            Cash and short term investments                                           $ 14,681,033        $ 14,681,033
            Interest-bearing balances with financial institutions                        1,586,000           1,586,000
            Securities                                                                 121,366,782         121,368,868
            Gross Loans                                                                284,353,338         285,206,610
  FINANCIAL LIABILITIES
            Deposits                                                                  $345,667,579        $345,950,003
            Borrowed funds                                                              47,845,737          47,996,796
  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
            Commitments to extend credit and standby letters of credit                          $0             $71,126



14.  CONDENSED FINANCIAL INFORMATION -PARENT COMPANY ONLY

     Condensed parent company only financial information is as follows (in thousands):


  Condensed Balance Sheet December 31, 1998
  Assets:
     Cash                                                           $    32
     Investment in Subsidiary (equity method)                        34,595
     Other Assets                                                        52
                                                                    -------
  Total Assets                                                      $34,679
                                                                    =======

  Liabilities and Stockholders' Equity:
  Stockholders' equity                                              $34,679
                                                                    =======

Condensed Statement of Income for the initial period of operations commencing
July 1, 1998 and ending December 31, 1998 Income:
   Dividends from Subsidiary                                                           $ 1,155
   Other Income                                                                              2
   Equity in Undistributed Income of Subsidiary                                          1,367
                                                                                       -------
   Total Income                                                                          2,524
                                                                                       -------
Expenses                                                                                    18
                                                                                       -------
   Net Income                                                                          $ 2,506
                                                                                       =======



Condensed Statement of Cash Flows for the initial period of operations commencing July 1, 1998 and ending December 31, 1998 Cash Flows for Operating
Activities:
Net income                                                                             $ 2,506
   Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed income of subsidiary                                         (1,367)
   Increase in other assets                                                                (52)
                                                                                       -------
Net Cash Provided by Operating Activities                                              $ 1,087
                                                                                       -------
Cash Flows from Financing Activities:
Cash dividends                                                                         $(1,055)
Proceeds from borrowings                                                                   840
Repayment of borrowings                                                                   (840)
Advances from subsidiary                                                                    82
Repayment of advances from subsidiary                                                      (82)
                                                                                       -------
Net cash used in financing activities                                                  $(1,055)
                                                                                       -------

Increase in Cash                                                                       $    32
Cash at Beginning of Period                                                                  0
                                                                                       -------
Cash at End of Year                                                                    $    32
                                                                                       -------



Non-cash investing and financing activities:
On July 1, 1998, the Company issued 1,199,180 shares of its common stock in exchange for all of the outstanding shares of the Bank. The investment in subsidiary was recorded at $33,550,000 which equaled the Stockholders' Equity of the Bank at the time of the exchange.

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

In Thousands, Except Per Share Amount


                                                                                Quarter Ending
                   1998                                        March 31,          June 30,         September 30,      December 31,
Interest Income                                                      $8,093             $8,332             $8,704             $8,777
Interest expense                                                      4,387              4,509              4,732              4,833
                                                                     ------             ------             ------             ------
Net interest income                                                   3,706              3,823              3,972              3,944
Provision for credit losses                                             180                180                180                380
Other income                                                            335                449                450                349
Other expenses                                                        2,225              2,260              2,426              2,512
Provision for income taxes                                              394                473                431                280
                                                                     ------             ------             ------             ------
Net income                                                           $1,242             $1,359             $1,385             $1,121
                                                                     ======             ======             ======             ======
Net income per share*                                                $ 0.52             $ 0.56             $ 0.58             $ 0.47
                                                                     ======             ======             ======             ======



                    1997
Interest Income                                                      $7,282             $7,558              7,975             $8,091
Interest expense                                                      3,804              3,958              4,256              4,308
                                                                     ------             ------             ------             ------
Net interest income                                                   3,478              3,600              3,719              3,783
Provision for credit losses                                             180                180                225                525
Other income                                                            636                267                417                307
Other expenses                                                        2,130              2,137              2,313              2,259
Provision for income taxes                                              466                383                428                338
                                                                     ------             ------             ------             ------
Net income                                                           $1,338             $1,167             $1,170             $  968
                                                                     ======             ======             ======             ======
Net income per share*                                                $ 0.56             $ 0.48             $ 0.49             $ 0.41
                                                                     ======             ======             ======             ======


* Per share data reflects the retroactive effect of the 100% stock dividend paid in 1998 and the 10% stock dividend paid in 1997.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     Management estimates that the expenses payable by the company in connection with the sale of securities registered on the Registration Statement will be as follows:


Registration Fee                                             $ 2,850
Accounting Fees and Expenses                                 $ 1,500
Legal Fees and Expenses                                      $12,000
Printing and EDGAR Filing Expenses                           $10,000
Miscellaneous                                                $ 1,000
                                                             =======
TOTAL                                                        $27,350

Item 14. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation has the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. We qualify the following discussion, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, is attached as Exhibit 99.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, which relates to the Board of Directors, declares that, unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502, which relates to general powers, and elsewhere in the corporation law or otherwise vested by law in a business corporation must be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If a provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the corporation law are exercised or performed to the extent and by a person or persons as provided in the by-laws.

     Section 1712 provides that a director of a business corporation stands in a fiduciary relation to the corporation and must perform his duties as a director, including his duties as a member of any committee of the board, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     o one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

     o counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     o a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.



     A director is not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors does not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action are presumed to be in the best interests of the corporation.

     Moreover, Section 1721 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director is not personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     o the director has breached or failed to perform the duties of his office under this section; and

     o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

     o the responsibility or liability of a director pursuant to any criminal statute; or

     o the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, is presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment of the meeting or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent does not apply to a director who voted in favor of the action. Nothing in Section 1714 bars a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of the minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 which relates to third party actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742, which relates to derivative actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743, which relates to mandatory indemnification, provides for mandatory indemnification of directors and officers to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, the person is indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744, which relates to procedure for effecting indemnification, provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) is made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because the person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     o by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     o if a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     o    by the shareholders.

     Section 1745, which relates to advancing expenses, provides that expenses, including attorneys' fees, incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation as authorized by Pennsylvania law or otherwise.

     Section 1746, which relates to supplementary coverage, provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of Pennsylvania law are not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 also provides that indemnification referred to above is not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. This indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747, which relates to the power to purchase insurance, provides that unless otherwise restricted in its by-laws, a business corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the corporation law. This insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748, which relates to application to surviving or new corporations, provides that for the purposes of Pennsylvania law, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Pennsylvania law with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

         Section 1749, which applies to employee benefit plans, states that for the purposes of Pennsylvania law:

     o references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

     o excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

     o action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750, which relates to duration and extent of coverage, declares that the indemnification and advancement of expenses provided by, or granted pursuant to Pennsylvania law, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and inure to the benefit of the heirs and personal representative of that person.

     Article 23 of the company's By-laws provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

  Item 15. Recent Sales of Unregistered Securities.

     None.


  Item 16.             Exhibits and Financial Statement Schedules
  --------             ------------------------------------------
         (a)           Exhibits:
                       ---------
         3(i)          Registrant's Articles of
                       Incorporation. (Incorporated by
                       reference to Exhibit 3(i) to
                       Registrant's Registration Statement
                       No. 333-24121, filed with the
                       Commission on April 16, 1997, and as
                       amended in December 1, 1997, and June
                       1, 1998.)

         3(ii)         Registrant's Bylaws. (Incorporated by
                       reference to Exhibit 3(ii) to
                       Registrant's Registration Statement
                       No. 333-24121, filed with the
                       Commission on April 16, 1997, and as
                       amended in December 1, 1997, and June
                       1, 1998.)

         4 Registrant's 1999 Dividend Reinvestment and Stock Purchase Plan. (Included in the Prospectus.)

         5             Opinion of Shumaker Williams, P.C. re: Legality.

         11            Statement re: Computation of Earnings Per Share.
                       (Included at page __ of the proxy
                       statement/prospectus contained
                       herein.)

         12 Computation of Ratios. (Included at page __ of the proxy statement/prospectus contained herein.)

         21            Subsidiaries of Registrant.

         23.1          Consent of Shumaker Williams, P.C.  (Included as part of
                       Exhibit 5.)

         23.2          Consent of Demetrius & Company, LLC.

         23.3          Consent of Robert Rossi & Co.

         24            Power of Attorney.  (Included on Signature Page.)

         99.1          Indemnification Provisions.

         99.2 Independent Auditors Report, dated January 21, 1997, of Robert Rossi & Co., Olyphant, Pennsylvania.

         99.3          Enrollment Form.

         99.4          Letter to Shareholders.

         (b)      Financial Statement Schedules:
                  ------------------------------

                  None required.

  Item 17.        Undertakings.
                  -------------

         (a)

         1.       The undersigned Registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     o to include any prospectus required by Section 10(a)(3) of the Securities Act;

     o to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     o to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses, incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Dunmore, Commonwealth of Pennsylvania on April 14, 1999.

                                       FIRST NATIONAL COMMUNITY
                                       BANCORP, INC.


                                       By:  /s/ J. David Lombardi
                                          ------------------------------------
                                         J. David Lombardi
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. David Lombardi and William S. Lance, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                         Capacity                  Date
                                         --------                  ----

/s/ J. David Lombardi             President and Chief          April 14, 1999
---------------------------       Executive Officer
J. David Lombardi                 (Principal Executive
                                  Officer)
                                  Treasurer

/s/ William S. Lance              (Principal Accounting or     April 14, 1999
---------------------------       Financial Officer)
William S. Lance

/s/ Angelo Bistocchi              Director                     April 14, 1999
---------------------------
Angelo Bistocchi

/s/ Michael G. Cestone            Director                     April 14, 1999
---------------------------
Michael G. Cestone

/s/ Michael J. Cestone, Jr.       Director                     April 14, 1999
---------------------------
Michael J. Cestone, Jr.

/s/ Joseph Coccia                 Director                     April 14, 1999
---------------------------
Joseph Coccia

/s/ William P. Conaboy            Director                     April 14, 1999
---------------------------
William P. Conaboy

/s/ Dominick L. DeNaples          Director                     April 14, 1999
---------------------------
Dominick L. DeNaples

/s/ Louis A. DeNaples             Director                     April 14, 1999
---------------------------
Louis A. DeNaples

/s/ Joseph J. Gentile             Director                     April 14, 1999
---------------------------
Joseph J. Gentile

/s/ Martin F. Gibbons             Director                     April 14, 1999
---------------------------
Martin F. Gibbons

/s/ Joseph O. Haggerty            Director                     April 14, 1999
---------------------------
Joseph O. Haggerty
                                  Director                     April 14, 1999
---------------------------
George N. Juba

/s/ John R. Thomas                Director                     April 14, 1999
---------------------------
John R. Thomas

                                  EXHIBIT INDEX

                                                                                         Page Number in
                                                                                         Sequential Number
   Number          Title                                                                 System
   ------          -----                                                                 -----------------
    3(i)          Registrant's Articles of Incorporation. (Incorporated by
                  reference to Exhibit 3(i) to Registrant's Registration
                  Statement No. 333-24121, filed with the Commission on
                  April 16, 1997, and as amended on December 1, 1997, and
                  June 1, 1998.)
    3(ii)         Registrant's Bylaws. (Incorporated by reference to
                  Exhibit 3(ii) to Registrant's Registration Statement No.
                  333-24121, filed with the Commission on April 16, 1997,
                  and as amended on December 1, 1997, and June 1, 1998.)
    4             Registrant's 1998 dividend Reinvestment and Stock
                  Purchase Plan.  (Included in the Prospectus.)
    5             Form Opinion of Shumaker Williams, P.C. re: Legality.
    11            Statement re: Computation of Earnings Per Share.
                  (Included at page __ of the proxy statement/prospectus
                  contained herein.)
    12            Computation of Ratios. (Included at page __ of the proxy
                  statement/prospectus contained herein.)
    21            Subsidiaries of Registrant.
    23.1          Consent of Shumaker Williams, P.C.  (Included as part
                  of Exhibit 5.)
    23.2          Consent of Demetrius & Company, LLC.
    23.3          Consent of Robert Rossi & Co.
    24            Power of Attorney.  (Included on Signature Page.)
    99.1          Indemnification Provisions.
    99.2          Independent Auditors Report, dated January 27, 1997,
                  of Robert Rossi & Co., Olyphant, Pennsylvania.
    99.3          Enrollment Form.
    99.4          Letter to Shareholders.*

------------------
*To be filed by amendment.